                                                      Registration No. 333-56254


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549


                                   FORM SB-2


                                Amendment No. 1


                             REGISTRATION STATEMENT
                                    UNDER THE
                           THE SECURITIES ACT OF 1933


                                  DEMEGEN, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

         COLORADO                           2834                  84-1065575
(State or Other Jurisdiction of      (Primary Standard          (IRS Employer
 Incorporation or Organization)   Industrial Classification  Identification No.)
                                        Code Number)

                               1051 Brinton Road,
                              Pittsburgh, PA 15221
                                 (412) 241-2150
                    (Address of Principal Place of Business)

                               Richard D. Ekstrom
                       President & Chief Executive Officer
                                  Demegen, Inc.
                               1051 Brinton Road,
                              Pittsburgh, PA 15221
                                 (412) 241-2150
                    (Address of Principal Executive Officer)

                                    Copy to:

                            Mary Silverberg, Esquire
                               Buchanan Ingersoll
                        1 Oxford Centre, 301 Grant Street
                            Pittsburgh, PA 15219-1410
                                  412-227-5897
--------------------------------------------------------------------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ( )

If this form is a post-effective amendment filed pursuant to Rule 462 ( c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ( )

If this form is a post-effective amendment filed pursuant to Rule 462 (d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ( )

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box ( )

                         CALCULATION OF REGISTRATION FEE
================================================================================
  Title of Each    Amount of        Proposed         Proposed        Amount of
    Class of      Securities        Maximum          Maximum        Registration
   Securities        To Be      Offering Price  Aggregate Offering       Fee *
To Be Registered   Registered       Per Unit         Price
================================================================================

Common Stock       16,251,314         $0.75         $6,466,644       $3,819.06

================================================================================

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8 (a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8 (a), MAY DETERMINE.

================================================================================

*Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933 and is based upon the average of the bid and asked price of the Common Stock on the Over the Counter (OTC) Bulletin Board on February 22, 2001.

================================================================================

Neither the SEC nor any State securities commission has made any determination regarding the truthfulness or completeness of this prospectus or approved or disapproved of anyone's investment in these securities. Any representation to the contrary is a criminal offense.

================================================================================
                  SUBJECT TO COMPLETION, DATED MARCH 16, 2001


                                   PROSPECTUS

                        16,251,314 SHARES OF COMMON STOCK

                                  DEMEGEN, INC.



We are registering 16,251,314 shares of Common Stock, par value $0.001 per share. The Common Shares that we are registering are held or would be held by current shareholders of Demegen. (See Selling Shareholders section of this Prospectus for a listing of shareholders who's shares are being registered). We will not receive any proceeds from the sale of these shares by the Selling Shareholders.

The 16,251,314 Common Shares that we are registering are held as follows:

o In March 2000 we had a private placement of securities where we sold 5,642,879 Common Shares. These Common Shares are being registered.

o The shareholders in the March 2000 private placement also received warrants to purchase 5,642,879 Common Shares. The exercise price for the Warrant is $0.75 per share. These Common Shares are being registered.

o In June 1998 we received funding from CEO Venture Fund III. As part of that funding, we issued to CEO a warrant to purchase 4,965,556 shares of Common Stock. The exercise price for the Warrant is $0.45 per share. These Common Shares are being registered.

Our Common Stock is traded on the OTC Bulletin Board under the symbol "DBOT". On March 6, 2001, the last reported sale price for our Common Stock on the OTC Bulletin Board was $0.85 per share.

SEE RISK FACTORS BEGINNING ON PAGE 8 TO READ ABOUT CERTAIN RISKS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================

                                    Price to
                                     Public
                                     ------

Per Share                        $0.45 to $0.75

Total (1)                        $6,466,659

================================================================================

(1) Before deducting expenses of the Offering payable by the Company, estimated at approximately $13,000.

                                TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----
Special Note of Caution Regarding Forward-Looking Statements                                                           3
Prospectus Summary                                                                                                     3
Risk Factors                                                                                                           8
      We have had significant losses which will continue into the future.                                              8
      We need additional financing.                                                                                    8
      Our products are in the early stage of development.                                                              8
      Clinical trials can result in negative results.                                                                  8
      We depend upon a few key employees.                                                                              9
      The price of our Common Stock is very volatile.                                                                  9
      Purchasers of our Common Stock will experience dilution of their ownership.                                      9
      The holder of our preferred stock has significant dividend and liquidation rights.                              10
      We have never paid and do not expect to pay cash dividends on our Common Stock.                                 10
      We have a license agreement with a purchase option with Periodontix, Inc.                                       10
      The clinical trial process that we are entering is lengthy and has an uncertain outcome.                        10
      We are dependent upon collaborative partners and licensees.                                                     11
      Our business is very competitive and subject to technological obsolescence.                                     11
      We do not have manufacturing or marketing capacity.                                                             11
      We may be sued by persons participating in our clinical trials or by persons purchasing our products.           12
      There are many uncertainties associated with health care reimbursements.                                        12
      We depend upon our patents and other proprietary rights.                                                        12
How we intend to use the proceeds from this offering                                                                  13
Selling Shareholders                                                                                                  14
Price Range of Our Common Stock                                                                                       16
Dividend Policy                                                                                                       17
Capitalization                                                                                                        17
Selected Historical Financial Data                                                                                    17
Management's Discussion and Analysis of Financial Condition & Results of Operations                                   18
Description of Business                                                                                               23
Legal Proceedings                                                                                                     46
Recent Developments                                                                                                   46
Executive Officers & Compensation                                                                                     47
Directors                                                                                                             51
Security Ownership of Certain Beneficial Owners and Management                                                        54
Interest of Named Experts and Counsel                                                                                 56
Description of Securities                                                                                             56
Disclosure of Commission Position Indemnification for Securities Act Liabilities                                      59
Financial Statements                                                                                                  61

          SPECIAL NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus and the documents incorporated by reference into this prospectus may constitute "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are based on our management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to them. These statements are not statements or historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Some of the important factors that could cause our actual results, performance or financial condition to differ materially from our expectations are discussed under "Risk Factors". When used in our documents, the words "anticipate", "estimate", "expects", "objective", "projection", "forecast", "goal", or similar words are intended to identify forward-looking statements.


                               PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding our Company and the Common Stock being offered pursuant to this registration of Common Stock and our financial statements and notes to those statements appearing elsewhere in this prospectus.


                                  DEMEGEN, INC.

We discover, design and develop novel peptides, proteins and genes for the treatment of solid tumors, cystic fibrosis, multi-drug resistant bacteria and fungi. Applications also include genetically enhanced agricultural products. We expect human clinical trials for a number of pharmaceutical applications in calendar 2001.

Our offices are at 1051 Brinton Road, Pittsburgh, PA 15221, and our telephone number at that address is (412) 241-2150.

                               RECENT DEVELOPMENTS

In January 2001 the Company entered into a License Agreement form Avigenics, Inc. and is in the process of reviewing the terms in preparation for executing the agreement. The license provides for an exclusive worldwide license for the use of the Company's peptides for the control of certain avian enteric diseases, including coccidiosis and salmonella, and for use in the production of transgenic avians, including poultry. The License provides for no payment at signing of the License but for a royalty upon the sale of licenses product by Avigenics.

Effective January 1, 2001 the Company entered into a definitive license agreement with an option to purchase with Periodontix, Inc for all of their technologies and rights in related clinical trials, except for Periodontix' photodynamic technology. The transaction is structured under a short-term license agreement to permit the Company a period of time to evaluate Periodontix's technology and obtain the necessary funds to support the additional research, prior to exercising the purchase option.

                                    OFFERING

We are registering 16,251,314 shares of Common Stock, par value $0.001 per share. The Common Shares that we are registering are held or would be held by current shareholders of Demegen. (See Selling Shareholders section of this Prospectus for a listing of shareholders who's shares are being registered). We will not receive any proceeds from the sale of these shares by the Selling Shareholders.

The 16,251,314 Common Shares that we are registering are held as follows:

o In March 2000 we had a private placement of securities where we sold 5,642,879 Common Shares. These Common Shares are being registered.

o The shareholders in the March 2000 private placement also received warrants to purchase 5,642,879 Common Shares. The exercise price for the Warrant is $0.75 per share. These Common Shares are being registered.

o In June 1998 we received funding from CEO Venture Fund III. As part of that funding, we issued to CEO a warrant to purchase 4,965,556 shares of Common Stock. The exercise price for the Warrant is $0.45 per share. These Common Shares are being registered.

Our Common Stock is traded on the OTC Bulletin Board under the symbol "DBOT". On March 6, 2001, the last reported sale price for our Common Stock on the OTC Bulletin Board was $0.85 per share.

                             SUMMARY FINANCIAL DATA

SELECTED FINANCIAL DATA

The following table sets forth certain financial data for, and as of the quarters ended December 31, 2000 and 1999 (unaudited) and the years ended September 30, 2000, 1999, 1998, 1997, and 1996 and for the period December 6, 1991 (inception) to December 31, 2000:

                               Quarter      Quarter                           Year Ended September 30,
                                Ended        Ended          ----------------------------------------------------------------------
                             December 31,  December 31,      2000           1999             1998           1997           1996
                                2000          1999           ----           ----             ----           ----           ----
                                ----          ----
                             (unaudited)   (unaudited)

STATEMENT OF OPERATIONS DATA:
Grant, license fees and
  Other Income            $    186,451    $    424,701   $    763,765    $  1,118,576    $  1,376,918   $   764,834    $   271,777

Total Expenses                 798,549         412,380      2,419,247       2,456,318       3,370,671     1,708,607      2,841,255

Net Income (Loss)             (612,098)         12,321     (1,655,482)     (1,337,742)     (1,993,753)     (943,773)    (2,569,478)

Net Loss per Share
  (dilutive)              $      (0.02)   $       0.00   $      (0.06)   $      (0.06)   $      (0.13)  $     (0.05)   $     (0.17)

Dividends per Share       $      (0.02)   $       0.00   $       0.00    $       0.00    $       0.00   $      0.00    $      0.00

Weighted Average Number
   of Common Shares
   Outstanding              32,310,213      26,361,899     29,759,153      26,255,104      23,867,091    19,537,047     15,479,889

BALANCE SHEET DATA:

Cash & Cash Equivalents   $  1,509,994    $    700,432   $  1,825,352    $    583,585    $  1,686,658   $   310,252    $    19,266

Working Capital
  (deficiency)                 858,298         238,704      1,413,408           6,849       1,329,541    (1,498,477)    (2,754,591)

Total Assets                 2,050,779       1,181,019      2,311,592       1,084,505       2,114,750       651,963        156,147

Long-term obligations          364,859         373,619        360,180         203,147          -0-             -0-            -0-

Deficit accumulated during
  development stage        (16,719,291)    (14,172,737)   (16,039,877)    (14,119,462)    (12,523,358)   (9,443,772)    (8,499,999)

Redeemable convertible
   preferred Stock           2,101,101       1,834,448      2,033,787       1,768,846       1,510,484          -0-            -0-

Shareholders' (Deficit)     (1,187,823)     (1,609,209)     (633,989)      (1,555,934)       (122,130)   (1,158,216)    (2,642,523)


                                                December 6,
                                              1991 (Inception)
                                               to December 31,
                                                    2000
                                                    ----

STATEMENT OF OPERATIONS DATA:

Grant, license fees and Other Income              $ 4,766,713

Total Expenses                                     19,809,560

Net Income (Loss)                                 (15,042,847)

                                  RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our Common Stock. Investing in our Common Stock involves a high degree of risk. Any of the following risks could materially adversely affect our business, operating results and financial condition and could result in a complete loss of your investment.


We have had significant losses which will continue into the future.

We have been involved in research and development activities since our inception. From inception through December 31, 2000 we have an accumulated deficit of $16,719,000 and expect significant losses to continue into the future as we conduct research, development and clinical trials. Our ability to achieve profitability in the future will depend on many events most of which are outside of our control. Therefore, there can be no assurance that we will be able to achieve profitability.


We need additional financing.

We have been dependent on the issuance of equity securities to finance our operation. We have incurred negative cash flows since inception and have expended, and expect to continue to expend, substantial funds to continue our research and development programs. We expect to seek additional financing on both a short-term and long-term basis. There is no assurance that sufficient funding will be forthcoming or that the funding will be at terms acceptable to us.


Our products are in the early stage of development.

Our proposed products and research programs are in the developmental stage and require significant time-consuming and costly research and development, testing and regulatory clearances. Therefore, we do not expect any of our product candidates to be commercially available for several years, if ever. If we are unable to develop our products your investment may be jeopardized.


Clinical trials can result in negative results.

We have limited experience in conducting clinical trials. Also, the results from preclinical studies and early clinical trials may not be predictive of results that will be obtained in large-scale testing, and there can be no assurance that the clinical trials conducted by us or our partners will demonstrate sufficient safety and efficacy to obtain the required regulatory approvals or will result in marketable products.

Delays or negative results in the clinical trial process may have a material adverse effect upon us and your investment.


We depend upon a few key employees.

We are dependent on certain executive officers and scientific personnel, including Richard D. Ekstrom, our Chairman, President and Chief Executive Officer, S. Robert Fatora, Chief Operating Officer - Pharmaceutical Products, and Jesse M. Jaynes, Ph.D., our Vice President and Co-Founder. If we lost the services of any of these people, replacing them would be very difficult as competition for qualified employees among pharmaceutical and biotechnology companies is intense.

The loss of these key employees could significantly delay our development and clinical trial programs.


The price of our Common Stock is very volatile.

Our Common Stock is thinly traded, and the we are in an industry that has not generated the stock price performance experienced by other high technology industries. As a result, the market price of our common stock may not reflect the inherent value of the Company's technology. The price of our common stock has been and may continue to be subject to wide fluctuations in response to any of the following events:

          o    Quarterly variations in results of operations;

          o Announcement of new innovations or products by us or by its competitors;

          o The stock price performance of other companies that investors may deem to be comparable to our stock price;

          o    News related to trends in the marketplace.

These wide fluctuations in our price could result in purchasers of our Common stock losing some or all of their investment.


Purchasers of our Common Stock will experience dilution of their ownership.

We have outstanding options and warrants to purchase 18,103,414 shares of Common Stock, exclusive of those issued or issuable under the Periodontix agreement. Holders of such options and warrants are likely to exercise them when, in all likelihood, we could obtain additional capital on terms more favorable than those provided by the options and warrants. In addition, the exercise of such options and warrants will result in dilution to the interests of our stockholders to the extent that the exercise price is less than the fair market value of the Common Stock.


Additionally, the holder of the redeemable convertible preferred stock can convert its shares into 4,444,444 shares of common stock.

Dilution will be increased to the extent that holders of outstanding options and warrants purchase Common Stock at prices below current market value and to the extend the holder of the redeemable convertible preferred stock converts their holdings into common stock.


The holder of our preferred stock has significant dividend and liquidation rights.

The owner of our redeemable convertible preferred stock is entitled to receive, when and if declared by the Board of Directors, dividends at a rate of $0.036 per share ($160,000 annually). Such dividends have priority over any dividends paid on common stock. Dividends on the preferred stock are cumulative and the right to the dividends accrue until declared by the Board of Directors.

In the event of our liquidation, preferred stockholders have liquidation rights in priority to common stockholders. The rights the preferred shareholder has dilutes the value of your investment in our Common Stock and could result in you not receiving any funds should we liquidate.


We have never paid and do not expect to pay cash dividends on our Common Stock.

We have never paid any cash dividends on our Common Stock and do not intend to pay cash dividends in the foreseeable future. We currently intends to retain all earnings, if any, for the development of its business. Therefore, all return on your investment in our Common Stock must come from appreciation in the value of our Common Stock.


We have a license agreement with a purchase option with Periodontix, Inc.

We entered into a license with an option to acquire selected technologies of Periodontix, Inc. on February 8, 2001. Assuming we exercise the purchase option, the integration of Periodontix into us may adversely impact the timeline for achieving results from either company's clinical trials.

The 9 million shares of Common Stock and the Warrant to purchase up to 9 million shares of our Common Stock that may be issued to exercise the option to purchase the technologies from Periodontix represents a significant portion of our outstanding shares and may result in significant dilution to you if the value expected in the transaction does not materialize.

Should we not exercise its option, a portion of the Common Stock and Warrants issued will not be recoverable by us. Additionally, all of our funds expended on Periodontix up to that point will not be recoverable. This is viewed by management as the cost to validate Periodontix's technology.


The clinical trial process that we are entering is lengthy and has an uncertain outcome.

Our research, development, preclinical and clinical trials, manufacturing and marketing of most of our product candidates are subject to an extensive regulatory approval process by the United States Food and Drug Administration (the "FDA") and other regulatory agencies in the United States and abroad.

We or our collaborators may encounter significant delays or excessive costs in their efforts to secure necessary approvals or licenses. Even if regulatory clearance is obtained, a marketed product is subject to continual review, and later discovery of previously unknown defects.

Problems or delay in the clinical trial process could result in purchasers of our Common stock losing some or all of the value of their investment.


We are dependent upon collaborative partners and licensees.

We do not intend to conduct late-stage clinical trials, or manufacture or market any of our product candidates in the foreseeable future, exclusive of technologies which would be acquired in the Periodontix transaction. We have granted Dow AgroSciences the right to conduct development, manufacturing, commercialization and marketing activities relating to certain of our technologies for plant agricultural applications.

We intend to enter into corporate alliances for later stage clinical testing, development and commercialization of its pharmaceutical applications and any other related technologies that may be acquired or developed by us.

Reliance upon these third-parties could adversely affect our operation and the value of your investment.


Our business is very competitive and subject to technological obsolescence.

The pharmaceutical, biotechnology and bio- pharmaceutical industries are intensely competitive and competition from other companies and other research and academic institutions is expected to increase. Many of these companies have substantially greater financial and other resources and research and development capabilities than us and have substantially greater experience in undertaking preclinical and clinical testing of products, obtaining regulatory approvals and manufacturing and marketing pharmaceutical products.

The pharmaceutical, biotechnology and biopharmaceutical industries are rapidly evolving fields in which developments are expected to continue at a rapid pace. These issues could adversely affect our operation and the value of your investment.


We do not have manufacturing or marketing capacity.

We do not generally expect to engage directly in manufacturing or marketing of products in the near term, but may elect to do so in certain cases. We do not currently have the capacity to manufacture or market products or any experience in such activities. This could adversely affect our operation and the value of your investment.

We may be sued by persons participating in our clinical trials or by persons purchasing our products.

The use of our potential products in clinical trials and the marketing of any pharmaceutical products may expose us to product liability claims. While we plan to purchase insurance coverage, it may not be sufficient to cover all claims or costs in excess of what we are able to pay. A significant claim in excess of our coverage limits could have a material adverse effect on us and result in the decrease or loss in value of your investment.


There are many uncertainties associated with health care reimbursements.

Our success may depend, in part, on the extent to which reimbursement for the costs of therapeutic products and related treatments will be available from third-party payors such as government health administration authorities, private health insurers, managed care programs and other organizations. Changes in health care reimbursements are beyond our control and could have a material adverse effect on us and result in the decrease or loss in value of your investment.


We depend upon our patents and other proprietary rights.

Our success will depend in part on our ability to obtain patent protection for our products, both in the United States and abroad. The patent position of biotechnology and pharmaceutical companies in general is highly uncertain and involves complex legal and factual questions. Loss of patent or other proprietary rights could have a material adverse effect on us and on the value of your investment in us.

HOW WE INTEND TO USE THE PROCEEDS FROM THIS OFFERING

We will not receive any proceeds from the sale of Common Shares by the Selling Shareholders. Our net proceeds will solely come from the exercise of all warrants related to the Common Stock being registered are estimated to be approximately $6,434,000, after deducting the estimated offering expenses.

We expect to use the net proceeds from the exercise of the warrants for working capital and other general corporate purposes. Principally, we expect that expenditures will be focused upon advancing our molecules towards commercialization by successfully advancing through the Food & Drug Administration's ("FDA") clinical trial process.



Pending use of the net proceeds, we intend to invest the net proceeds in interest bearing money market accounts and/or investment grade securities. We have other expected sources of funds should the exercise of the aforementioned warrants not occur in the near term.


SELLING SECURITY HOLDERS

The table below lists the selling shareholders and other information regarding the beneficial ownership of the Common Stock by each of the selling shareholders. The second column lists, for each selling shareholder, the number of shares of common stock, including ownership of Common Stock that would have been issuable to the selling shareholders on February 22, 2001 assuming exercise of all the warrants held by such selling shareholders on that date. The third column lists each selling shareholder's pro rata portion of the 16,251,314 shares of common stock being offered by this prospectus. The selling shareholders may sell all, some or none of their shares in this offering.

                                                Beneficial Ownership                                     Beneficial Ownership
                                                  Prior to Offering                                         After Offering
                                                  -----------------                                         --------------
                                                                              Number of Shares
Selling                                        Number of                           Being
Security Holder                                   Shares       Percent         Offered Hereby           Shares             Percent
---------------                                   ------       -------         --------------           ------             -------
CEO Venture Fund III (A)                       10,285,000      23.27%              5,765,556          4,519,444             10.23%

Robert Aul                                         60,000          *                 60,000                  0               0.00%

George Beck                                        40,000          *                 40,000                  0               0.00%

Ben T. Benedum                                     60,000          *                 60,000                  0               0.00%

Tilden Bennett                                     80,000          *                 80,000                  0               0.00%

Carl Berke                                         51,250          *                 51,250                  0               0.00%

James Berquist & Esther Dormer                     48,000          *                 48,000                  0               0.00%

Helen Billak                                       60,000          *                 60,000                  0               0.00%

Lawrence Breck                                     40,000          *                 40,000                  0               0.00%

Howell Breedlove                                  200,000          *                200,000                  0               0.00%

Bloomberg Family Enterprise                       200,000          *                200,000                  0               0.00%

David Burstin                                      40,000          *                 40,000                  0               0.00%

Thomas Canfield                                   300,000          *                300,000                  0               0.00%

Kathleen Cabraja                                   13,336          *                 13,336                  0               0.00%

Ronald Cassie                                     102,500          *                102,500                  0               0.00%

Jarvis Cecil                                       80,000          *                 80,000                  0               0.00%

William Chaiken                                   315,000          *                100,000            215,000                  *

David Cohen                                       100,000          *                100,000                  0               0.00%

Randall Colton                                    400,000       1.02%               400,000                  0               0.00%

Colton Investments, LLC                           100,000          *                100,000                  0               0.00%

Allen Cousin                                       80,000          *                 80,000                  0               0.00%

Walter DeForest                                   312,000          *                160,000            152,000                  *

John P. Edgar                                      20,000          *                 20,000                  0               0.00%

Harry Erikson                                      40,000          *                 40,000                  0               0.00%

Chester Fisher                                    300,000          *                300,000                  0               0.00%

William Grant                                     100,000          *                100,000                  0               0.00%

Thomas Hilliard Trust                             200,000          *                200,000                  0
                                                                                                                             0.00%

Robert Huemmrich                                  112,000          *                112,000                  0               0.00%

Joseph Houghton III                                40,000          *                 40,000                  0               0.00%

Jimhar Associates                                  80,000          *                 80,000                  0               0.00%

JW Associates                                     400,000       1.02%               400,000                  0               0.00%

Ajay Kalra                                         40,000          *                 40,000                  0               0.00%

Ivan Kaplan                                       100,000          *                100,000                  0               0.00%

Peter Kaplan                                      200,000          *                200,000                  0               0.00%

Robert Kaplan                                     100,000          *                100,000                  0               0.00%

Jacqueline Koscelnik                               78,000          *                 40,000             38,000                  *

Richard Kronz                                     100,000          *                100,000                  0               0.00%

LM&E Company Advisors, LLC                        120,000          *                120,000                  0               0.00%

Hans Lange                                         80,000          *                 80,000                  0               0.00%

                                                Beneficial Ownership                                     Beneficial Ownership
                                                  Prior to Offering                                         After Offering
                                                  -----------------                                         --------------
                                                                              Number of Shares
Selling                                        Number of                           Being
Security Holder                                   Shares       Percent         Offered Hereby           Shares             Percent
---------------                                   ------       -------         --------------           ------             -------
Harry Lentchner                                    40,000          *                 40,000                  0               0.00%

Covato Lipsitz Benefit Plans                       80,000          *                 80,000                  0               0.00%

William Long                                       40,000          *                 40,000                  0               0.00%

Milai Marcu                                        40,000          *                 40,000                  0               0.00%

Robert Marcus                                      80,000          *                 80,000                  0               0.00%

Chris Martin                                      100,000          *                100,000                  0               0.00%

Jackie McBride                                    120,000          *                120,000                  0               0.00%

Richard Means                                     200,000          *                200,000                  0               0.00%

Dirk Meyer                                         40,000          *                 40,000                  0               0.00%

Fred Miller                                        40,000          *                 40,000                  0               0.00%

Paul Miller                                        40,000          *                 40,000                  0               0.00%

Frank Molinero                                     40,000          *                 40,000                  0               0.00%

Fred & Ellen Musser Trust                          80,000          *                 80,000                  0               0.00%

National Cancer Coalition (D)                     315,000          *                200,000            115,000                  *

Thomas Neer                                        40,000          *                 40,000                  0               0.00%

Thomas Nimick Jr. Trust                           200,000          *                200,000                  0               0.00%

Larry Norris                                      430,000       1.10%               400,000             30,000                  *

R.M. O'Connor                                      20,000          *                 20,000                  0               0.00%

Oakpark Development Co.                            40,000          *                 40,000                  0               0.00%

George Patton                                      40,000          *                 40,000                  0               0.00%

Pacific West Cancer Fund (D)                      500,000       1.27%               500,000                  0               0.00%

Penn Growth Fund                                   40,000          *                 40,000                  0               0.00%

Jeff Pepper                                        80,000          *                 80,000                  0               0.00%

PMN, Inc.                                         260,000          *                260,000                  0               0.00%

Issac Pilossoph                                    40,000          *                 40,000                  0               0.00%

Frank Brooks Robinson                              80,000          *                 80,000                  0               0.00%

Roemer Family, LP                                 100,000          *                100,000                  0               0.00%

W.F. Rooney                                        80,000          *                 80,000                  0               0.00%

SJH & Company, Inc.                               160,000          *                160,000                  0               0.00%

Philip Samson                                     200,000          *                200,000                  0               0.00%

Schofield Family Ltd. Ptsp                         80,000          *                 80,000                  0               0.00%

John Shively                                      120,000          *                120,000                  0               0.00%

Mary Silverberg (B)                               137,336          *                 21,336            116,000                  *

Alexander Simakas                                 120,000          *                120,000                  0               0.00%

Arthur Spagnol                                     80,000          *                 80,000                  0               0.00%

Theodore Stern                                    200,000          *                200,000                  0               0.00%

Douglas Summers                                    40,000          *                 40,000                  0               0.00%

Harold Summers                                     40,000          *                 40,000                  0               0.00%

Martin Supowitz                                    80,000          *                 80,000                  0               0.00%

Robert Unetich                                     40,000          *                 40,000                  0               0.00%

Wall Street Consultants, Inc.                     600,000          *                600,000                  0               0.00%

Lawrence Walsh                                     64,000          *                 64,000                  0               0.00%

Konrad Weis (C)                                 1,009,616       2.57%               600,000            409,616               1.04%

S. John Whitehill                                 240,000          *                240,000                  0               0.00%

Richard Williams                                  120,000          *                120,000                  0               0.00%

Mary Wright                                        13,336          *                 13,336                  0               0.00%

John Wolf                                         160,000          *                160,000                  0               0.00%

Paul Zorner                                        60,000          *                 60,000                  0               0.00%



-------------------

* Less than 1%


(A) CEO Venture Fund III is the sole holder of the Redeemable Convertible Preferred Stock and its Managing General Partner is a member of the Company's Board of Directors

(B) Mary Silverberg is the Secretary of the Company and a member of Buchanan Ingersoll Professional Corporation which provides legal services to the Company

(C) Konrad Weis is a member of the Company's Board of Directors and is the Managing partner of Weis Capital Fund LP and, therefore, beneficially owns the 200,000 shares controlled by the Fund

(D) The National Cancer Coalition and the Pacific West Cancer Fund have provided grants to the Company to support ongoing cancer research

PRICE RANGE OF OUR COMMON STOCK

Our Common Stock has been quoted on the Over-the-Counter Bulletin Board since 1994 under the symbol "DBOT". The following table sets forth, based upon information received from the National Quotation Bureau, the high and low bid prices for our Common Stock for the quarters indicated. The quotations represent bid between dealers and do not include retail mark-up, mark-down or commissions, and do not represent actual transactions.



Fiscal      December 31      March 31           June 30         September 30
------      -----------      --------           -------         ------------

2001

High          $1.01
Low           $0.42

2000

High          $0.33            $1.53             $1.00               $0.65
Low           $0.19            $0.29             $0.53               $0.46

1999

High          $0.51            $0.51             $0.63              $0.44
Low           $0.21            $0.32             $0.29              $0.24


At February 16, 2001, there were 503 holders of record of 34,779,778 shares of Common Stock, exclusive of holders which maintain their ownership in "Street-Name" at brokerage houses, and one holder of record of 4,444,444 shares of Preferred Stock. There are approximately 1,526 stockholders which hold their ownership in street name.


On March 6, 2001 the last reported sale price of our Common Stock on the OTC Bulletin Board was $0.85 per share.

                                 DIVIDEND POLICY


We have has not paid and does not anticipate paying any cash dividends on our Common Stock in the foreseeable future.


                                 CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2000. The capitalization information set forth in the table below is quantified by the more detailed Financial Statements and Notes thereto beginning on page F-1 of this prospectus. This table should be read in conjunction with the Financial Statement and Notes.


Current portion of long-term debt                               $     44,425
                                                                ------------

Long-term debt, less current portion                            $    364,859
Redeemable convertible preferred stock                             2,101,101

Common Stock, $0.001 par value-100,000,000 shares
   Authorized; 32,304,778 shares issued and outstanding               32,430
Warrants                                                           1,343,004
Deferred Compensation                                               (322,498)
Subscription Receivable                                             (146,682)
Additional paid-in capital                                        14,625,214
Deficit accumulated during development stage                     (16,719,291)
                                                                ------------

Total shareholders' deficit                                       (1,187,823)
                                                                ------------

Total capitalization                                            $  1,322,562
                                                                ------------


                       SELECTED HISTORICAL FINANCIAL DATA

The following selected financial data should be read in conjunction with the Financial Statements and Notes beginning on page F-1 of this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 19 of this prospectus. The statements of operations data for each of the three fiscal years ending September 30, 2000, 1999 and 1998 and the balance sheet data as of September 30, 2000 and 1999 are derived from financial statements of the Company which have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in the prospectus.

                               Quarter      Quarter                           Year Ended September 30,
                                Ended        Ended          ----------------------------------------------------------------------
                             December 31,  December 31,      2000           1999             1998           1997           1996
                                2000          1999           ----           ----             ----           ----           ----
                                ----          ----
                             (unaudited)   (unaudited)

STATEMENT OF OPERATIONS DATA:
Grant, license fees and
  Other Income            $    186,451    $    424,701   $    763,765    $  1,118,576    $  1,376,918   $   764,834    $   271,777

Total Expenses                 798,549         412,380      2,419,247       2,456,318       3,370,671     1,708,607      2,841,255

Net Income (Loss)             (612,098)         12,321     (1,655,482)     (1,337,742)     (1,993,753)     (943,773)    (2,569,478)

Net Loss per Share
  (dilutive)              $      (0.02)   $       0.00   $      (0.06)   $      (0.06)   $      (0.13)  $     (0.05)   $     (0.17)

Dividends per Share       $      (0.02)   $       0.00   $       0.00    $       0.00    $       0.00   $      0.00    $      0.00

Weighted Average Number
   of Common Shares
   Outstanding              32,310,213      26,361,899     29,759,153      26,255,104      23,867,091    19,537,047     15,479,889

BALANCE SHEET DATA:

Cash & Cash Equivalents   $  1,509,994    $    700,432   $  1,825,352    $    583,585    $  1,686,658   $   310,252    $    19,266

Working Capital
  (deficiency)                 858,298         238,704      1,413,408           6,849       1,329,541    (1,498,477)    (2,754,591)

Total Assets                 2,050,779       1,181,019      2,311,592       1,084,505       2,114,750       651,963        156,147

Long-term obligations          364,859         373,619        360,180         203,147          -0-             -0-            -0-

Deficit accumulated during
  development stage        (16,719,291)    (14,172,737)   (16,039,877)    (14,119,462)    (12,523,358)   (9,443,772)    (8,499,999)

Redeemable convertible
   preferred Stock           2,101,101       1,834,448      2,033,787       1,768,846       1,510,484          -0-            -0-

Shareholders' (Deficit)     (1,187,823)     (1,609,209)     (633,989)      (1,555,934)       (122,130)   (1,158,216)    (2,642,523)


                                                December 6,
                                              1991 (Inception)
                                               to December 31,
                                                    2000
                                                    ----
STATEMENT OF OPERATIONS DATA:

Grant, license fees and Other Income              $ 4,766,713

Total Expenses                                     19,809,560

Net Income (Loss)                                 (15,042,847)

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                        CONDITION & RESULTS OF OPERATIONS


GENERAL

Since commencement of operations in 1992, the Company has been engaged in research and development activities, including conducting preclinical studies and clinical trials, and recruiting its scientific and management personnel, establishing laboratory facilities and raising capital. The Company has not received any revenue from the direct sale of its products to the general public but has received grant monies and license payments from other corporations from the license of the Company's technology.

The Company is a "Development Stage Company" that designs synthetic peptide/protein compounds and genes for pharmaceutical and agricultural applications. Current development programs include a new treatment for prostate cancer, severely burned patients, a vaginal microbicide, and pulmonary infections, and two transgenic agricultural applications - one to prevent plant diseases, the other to increase the nutritional value of food and feed crops. The Company, effective January 1, 2001, entered into a license agreement with Periodontix, Inc. with an option to purchase all of their technologies and rights to related clinical trials except for the Periodontix photodynamics technology. (See "Recent Developments" on page 6 of the prospectus for additional detail concerning this transaction).

The Company has two licenses in place for its agricultural technology, disease resistance and nutritional enhancement, to Dow Agro Sciences which has produced historic revenue streams and will continue to produce revenue as Dow Agro Sciences proceeds towards commercialization of these technologies.


RESULTS OF OPERATION

THREE MONTHS ENDED DECEMBER 31, 2000

During the three months ended December 31, 2000 ("Fiscal 2001"), grants, license fees and other income decreased to $0.19 million compared to $0.42 million in the three months ended December 31, 1999 ("Fiscal 2000").

Total expenses increased to $0.8 million from $0.41 million in the corresponding prior fiscal quarter. The increase was due additional preclinical development activities in the current fiscal quarter.

Research and development expenditures increased to $0.5 million from $0.2 million in the corresponding prior fiscal quarter. The increase was due additional preclinical development activities in the current fiscal quarter. General and administrative expenses increased to $0.25 million from $0.17 million in the prior quarter due to the retention of additional research and development staff in the current fiscal quarter

During the quarters ended December 31, 2000 and 1999, the Corporation made no provision for federal or state income taxes due to the existence of net operating loss carryforwards.

The Corporation reported a loss of $0.61 million for the three months ended December 31, 2000 compared net income of $0.01 million for the three months ended December 31, 1999 as a direct result of the factors discussed above.


SEPTEMBER 30, 2000 VS 1999

In the year ended September 30, 2000 (Fiscal 2000), grants and other income decreased to $0.8 million from $1.1 million in the year ended September 30, 1999 (Fiscal 1999). This decrease was due to the absence in the current year of grants as compared to the prior year. In Fiscal 2000, the Company received a $150,000 program related loan from a local charity. Had this been a grant, revenues between the two years would have been more comparable. The Fiscal 2000 revenue was from licensing fee and research funding received from Dow AgroSciences as part of a license entered into during Fiscal 1998.

Total expenses decreased by $0.35 million in the current year, exclusive of the $0.31 million non-cash charge in the Fiscal 2000 period for the compensation package to retain the new Chief Operating Officer - Pharmaceutical Products.

Research and development expenses decreased by $0.26 million, excluding the aforementioned non-cash charge, as the Company pursued starting Phase I clinical trials early in Fiscal 2001 for its infected burn and infected wound therapeutic.

General and administrative expenses decreased slightly to $0.7 million in Fiscal 2000 from $0.8 million in Fiscal 1999. Depreciation and amortization remained relatively constant in the two fiscal years as both periods included the costs associated with the new laboratory at the Company's new Pittsburgh office.

The Company did not have a federal or state income tax provision in either Fiscal 2000 or 1999 due to the loss recorded in each period. An allowance was recognized to offset the tax benefit until such time that the Company generates taxable income.

The amounts described above resulted in a net loss of $1.66 million for Fiscal 2000. The net loss would have been $1.25 million if the aforementioned non-cash charge was excluded. The net loss for Fiscal 1999 was $1.34 million.

SEPTEMBER 30, 1999 VS 1998

In the year ended September 30, 1999 (Fiscal 1999), grants, license fees and other income was $1.1 million compared to $1.4 million in the year ended September 30, 1998 (Fiscal 1998). The Fiscal 1999 revenue was primarily due to a $0.5 million licensing fee and research funding received from Dow AgroSciences as part of the modification of its license agreement providing Dow AgroSciences with an additional license for the Company's agricultural nutrition technologies. Additionally, a cancer charity made a grant of $0.375 million during the Fiscal 1999 period as part of an ongoing program to fund the Company's development of cancer fighting drugs. During the Fiscal 1998 period, revenue of $0.9 million was received from Dow AgroSciences relative to the initial license for the Company's agricultural disease resistance technologies. Additionally a grant of $0.25 million was received from the aforementioned cancer charity.

Total expenses increased in the current year exclusive of the $1.7 million non-cash charge in the Fiscal 1998 period for the issuance of stock options to employees and directors. The increase was due to a higher employee headcount in the current fiscal period and increased expenditures supporting the Company's research activity.

Research and development expenditures increased to $1.5 million in Fiscal 1999 from $0.9 million in Fiscal 1998 due to increased funding relative to its cancer drug research. The focus of this research was upon the method of action and other areas in preparation for the submission of an IND to the FDA.

General and administrative expenses increased by $0.1 million to $0.78 million in the current fiscal year as compared to the prior fiscal year when the $1.7 million non-cash charge for compensation expense is excluded from the prior fiscal year. Depreciation and amortization increased to $0.15 million from $0.12 million in Fiscal 1998 due to capitalization of additional patent costs and the construction of a new laboratory at the Company's new Pittsburgh office.

The Company did not have a federal or state income tax provision in either Fiscal 1999 or 1998 due to the loss recorded in each year. An allowance was recognized to offset the tax benefit until such time that the Company generates taxable income.

The amounts described above resulted in a net loss of $1.3 million in the Fiscal 1999 period as compared to a net loss of $2.0 million for the Fiscal 1998 period.


LIQUIDITY AND CAPITAL RESOURCES


THREE MONTHS ENDED DECEMBER 31, 2000

During the three months ended December 31, 2000, the Corporation's cash decreased by $0.32 million to $1.51 million. The cash decrease was due $0.24 million of cash used by operating activities and $0.07 million of cash used by investing activities.

Cash flows used by operating activities totaled $0.24 million in the three months ended December 31, 2000. Cash outflows included the net loss of $0.61 million and a $0.05 million decrease in accounts payable and other liabilities. These cash outflows were partially offset by cash inflows which principally included a $0.02 million decrease in accounts receivables, a $0.28 million increase in unearned revenue, $0.09 million for stock issued for services and stock based compensation and $0.05 million of depreciation and amortization.

Cash flows used by investing activities totaled $0.07 million in the three months ended December 31, 2000 and included $0.05 million deposit relative to the Periodontix license and $0.02 million for the purchase of equipment and patent related activities.

The $0.003 million of cash utilized by financing activities consisted of $0.02 principal payments on notes partially offset by $0.01 million of proceeds from an equipment loan and $0.01 million from the exercise of stock options.


FISCAL 2000

During the year ended September 30, 2000, the Company's cash increased by $1.2 million. Net cash provided by financing activities of $2.5 million was partially offset by a

$1.1 million of net cash utilized by operating activities and $0.1 million of net cash utilized by investing activities.

Cash from financing activities was generated from $2.4 million of net proceeds from the private placement of securities and $0.15 million received from a local foundation in the form of a note payable. The loan matures on February 28, 2005 with interest at 5%. The loan is to fund program related research.

Cash utilized in operating activities was caused by the net loss of $1.66 million and a $0.09 million decrease in unearned revenue. This was partially offset by $0.13 million of depreciation and amortization, $0.16 million of stock issued for services, $0.04 million for the amortization of the deferred compensation component of shareholders' equity, the $0.26 million non-cash charge for the compensation package to retain the new Chief Operating Officer - Pharmaceutical Products and a $0.04 million of stock issued for compensation.

Cash utilized by investing activities was primarily due to a $0.11 million increase in intangible assets due to the capitalization of patent related expenses.

FISCAL 1999

During the year ended September 30, 1999, the Company's cash and cash equivalents decreased by $1.1 million to $0.6 million. Net cash provided by financing activities of $0.1 million was offset by $0.27 million of net cash utilized by investing activities and net cash used by operating activities of $0.93 million.

Specifically, cash inflows from financing activities included $0.02 million realized from the exercise of stock options, $0.02 million from an equipment financing and a $0.07 million increase in payables to related parties.

The $0.93 million of cash utilized by operating activities consisted of the net loss of $1.3 million, and a decrease of $0.09 million in unearned revenue, partially offset by $0.15 million of depreciation and amortization, a $0.04 million decrease in accounts receivable, and a $0.23 million increase in accounts payable and other liabilities.

The $0.27 million of cash utilized by investing activities relates to $0.21 million for the purchase of property, plant and equipment and $0.06 million of patent costs capitalized as intangible costs in the current year.

FISCAL 1998

During the year ended September 30, 1998, the Company's cash and cash equivalents increased by $1.4 million to $1.7 million. Net cash provided by financing activities of $1.6 million was partially offset by a $0.01 million of net cash utilized by operating activities and $0.14 million of net cash utilized by investing activities.

Specifically, cash inflows from financing activities included the $1.9 million net proceeds from the issuance of preferred stock and warrant to the CEO Venture fund in June 1998. Additionally, $0.09 million was realized from the exercise of stock options. These sources of funds were partially offset by a $0.41 million decrease in payables to related parties.

The $0.1 million of cash utilized by operating activities consisted of the net loss of $2.0 million and a decrease of $0.21 million in accounts payable and other liabilities offset by the $1.7 million of non-cash compensation related to the issuance of below market stock options issued to employees and directors that vested during the year, $0.12 million of depreciation and amortization, $0.09 million of stock issued for services and a $0.18 million increase in unearned revenue relating to the $0.3 million three year administration fee paid to the Company in October 1997 by Mycogen.

The $0.14 million of cash utilized by investing activities relates to $0.05 million for the purchases of property, plant and equipment and $0.08 million of patent costs capitalized as intangible assets in the current year.

Prospective Information

The Company believes that it has adequate liquidity to fund its operations in Fiscal 2001 if the expected milestones, research support, license, sub-license and equity financing payments are received as expected. Should the expected payments either be delayed or not forth coming, the Company would take the necessary actions to scale back its level of expenditures, primarily research expenditures associated with new projects, (including the non-exercise of the Periodontix purchase options) to maintain sufficient cash flow to fund basic operations. On a long term basis, it will be necessary for the Company to access additional funding so that it can continue to fund the Phase I and Phase II testing of its therapeutic agents. This funding may be in the form of a private placement of equity securities or a secondary issuance of securities into the market.

The Company intends to pursue the acquisition/merger of biotechnology companies with similar technologies to increase the range of potential product offerings that the Company will have to push through the clinical trial pipeline and to broaden its exposure to potential partners.

DESCRIPTION OF BUSINESS


THE COMPANY


OPERATIONS


The Company discovers, designs and develops novel peptides, proteins and genes for the treatment of solid tumors, cystic fibrosis, multi-drug resistant bacteria and fungi. Applications also include genetically enhanced agricultural products. The Company expects human clinical trials for a number of pharmaceutical applications in calendar 2001.

The Company has assembled a skilled and experienced management team, backed up by a knowledgeable and active board of directors and scientific collaborators. Within the past two years, the Company has significantly restructured and added to its people resources. Five outside directors with significant industry expertise have been elected to the Board. Six employees have been hired in the past two years, four of which enhance the Company's research capabilities or drug development. The Company's business strategy is structured to efficiently leverage in-house core strengths with in-depth disease and product knowledge of its scientific and commercial partners. This strategy permits simultaneous development of multiple products, thereby reducing risk and expanding opportunities.

The Company has nine issued United States patents and has in-licensed three additional related U.S. patents. Additional U.S. patents are pending along with comparable international filings. These technologies are a platform for a number of product applications. Dr. Jaynes, the Company's Vice President of Research, has been at the forefront of research into the use of anti-microbial peptides for the treatment of diseases for over fifteen years and many of the patents carry very early filing dates and provide broad coverage.

In 1999, peptide drugs accounted for worldwide sales of some $3.4 billion, which represents only about 4% of the overall pharmaceutical market, and are estimated to be growing at the rate of 10-15% per year. Examples include Copaxone, Zoladex, Vancomycin, and Bacitracin. Over three hundred naturally occurring peptides have been identified. Demegen peptides, however, are all novel products not found in nature, and include a variety of structural forms. Simply stating that the peptide form is a-helical, B-sheet or cyclic, however, does not reflect some of the unique design characteristics used by Dr. Jaynes. The development and expansion of proteomic and genomic tools will expand the market opportunities for new peptide and protein products.

Although peptides compose only a small portion of the therapeutic drug market, there are considerable efforts underway by numerous companies. It is estimated that over $3 billion has been invested in those companies thus far. The Company believes this is an indication of the strong belief in the potential for new peptide therapeutics. The Company has compared its compounds to a number of other peptide compounds in development by others and believes its technology is soundly positioned to produce successful products.

The market opportunities for each of the Company's target products are substantial and in most cases address unmet medical needs. The emergence of multi-drug resistant bacteria is a major problem, especially for hospitalized patients. Sexually transmitted infections - HIV, Chlamydia, and Gonorrhea - also continue to be major public heath problems. B. cepacia is, too often, a deadly problem for Cystic Fibrosis patients. And, despite a forty-year war on cancer, much still needs to be done. The Company's pipeline of molecules contains potential solutions for each of these problems. The Company's technologies can be delivered by a variety of routes of administration depending on the disease target, including topical, injection, inhalation, and genetic.

The Company has licensed two agricultural applications to Dow AgroSciences, formerly Mycogen Corporation which was acquired by Dow AgroSciences. The first application is for genetically enhanced plants with increased bacterial and fungal resistance. The second is for genetically enhanced crops with improved nutrition. Genetically enhanced plants have achieved significant market penetration in the United States, and, except for Europe, the international markets are growing rapidly. Most of the new traits to date are insect resistance and herbicide tolerance. The Company's two licenses are for new traits that address two additional major markets. The Company has, thus far, received over two million dollars in payments from Dow AgroSciences.

The Company expects to market and sell products that address niche markets and license applications that require extensive Phase III clinical trials and commercialization capabilities. Large pharmaceutical companies look to biotechnology companies as sources of new products. The biotechnology companies are usually able to discover and complete early clinical trials much more efficiently than the large pharmaceutical companies. For a small biotech beyond the discovery phase, two elements are critical for success. One is having the right people skills to solve technical issues and the second is having sufficient technology diversity to overcome application failures that may occur and to discontinue low probability opportunities. To address these issues, the Company believes that technology acquisitions or mergers are an important and inevitable component of long term success. Consequently, the Company will actively seek strategic alliances with other biotechnology companies where there are opportunities to enhance shareholder value, reduce risks and expand its technology platforms. The Company has already entered into research collaborations with two other biotechnology companies.

In June 1998, the Company received a $2 million equity investment from the CEO Venture Fund of Pittsburgh, PA. Another round with private investors raised $2.8 million in March 2000. Since 1992, the Company has raised over $14 million in equity.

             OVERVIEW - TECHNOLOGY, APPLICATIONS, PARTNERS & STATUS


Core                              Discovery, Design and Development of Novel
Technology:                       Peptides, Proteins and Genes

Mechanisms:             Membrane Disruption                      Host Modulation

Applications:     Dermal          Respiratory Diseases,     Solid Tumors           Enhanced
                  Infections      Cystic Fibrosis                                  Agricultural
                                                                                   Products

Strategic         S. IL Univ,     Univ of NC                Pitts Cancer Inst,     Dow AgroSciences,
Partners:         NIH                                       Duke Univ              Avigenics

Molecules:        D2A21           12A21,                    D21-10N                D4E1, D5C, ASP1,
                                  D2A21                                            D1A21

Status:           Phase I         In vivo                   In vivo                In planta

Operations

The Company's headquarters and laboratory are located in Pittsburgh, Pennsylvania and it comprises approximately 2,400 square feet with about one-third devoted to laboratory space. For development of pharmaceutical products, the Company has developed close working relationships with several universities. This strategy has enabled the Company to accomplish more with less. Significant major laboratory infrastructure has been avoided and development programs can be easily accelerated or slowed to adjust for scientific or technical challenges that inevitably arise during drug development, but without the inefficiencies that may occur when all research, clerical, investigation and new drug development activities are performed in-house. During the course of a typical year, some 20 researchers, experts in their disease field, are working on the development of the Company's products at academic and other research institutions.

The majority of the Company's agricultural technologies are licensed to the Company's agricultural partner, Dow AgroSciences. Dow AgroSciences is responsible for all of the development, patent and regulatory costs for the individual crops, and is also responsible for developing sublicense relationship for crops that it is not developing on its own. As part of the Company's agreement with Dow AgroSciences, Dow AgroSciences is funding research at the Company to expand and broaden the intellectual property estate. The Company believes its research into gene function, combined with Dr. Jaynes' design methodologies, will produce additional agricultural license opportunities.

It is worth noting that since the Company's inception, many millions of dollars, in addition to the use of sophisticated laboratories, have been expended by universities, government agencies, and private foundations developing products using the Company's technologies, but with the Company maintaining commercial rights and control. These expenditures (not reflected in the Company's financial statements), as well as the number of different organizations participating, confirm the broad acceptability and confidence in the Company's technology.

PHARMACEUTICAL PRODUCTS

BACTERIA

A major problem, which strongly encourages the development of a new class of antibiotics agents, is that many common pathogens are becoming resistant to the therapeutics that have treated patients for the last forty years. Each year in the United States, about two million cases of infection are contracted by people while they are in the hospital. Infection remains the principal cause of death of hospitalized patients in the United States, and one of the leading causes of all deaths throughout the world. Treatment of infection is a rapidly increasing concern because of the exponential rate of emergence of antibiotic-resistant bacteria, compounded by the lack of new antibiotic options effective against these organisms. The total worldwide anti-infective market is estimated to be over $25 billion. The topical anti-infective market is estimated to be $2 billion worldwide.

The Company currently has four anti-bacterial applications in pre-clinical development.

Three would be topically delivered and the fourth would be inhaled.

The lead compound for the topical applications is D2A21. It has demonstrated antimicrobial activity against a broad spectrum of bacterial pathogens. D2A21 has potent in vitro activity against pathogens from species of: Staphylococcus, Pseudomonas, Enterococcus, Streptococcus, E. coli, Gonococcus, and Chlamydia, as well as against numerous strains of methicillin-resistant Staphylococcus aureus ("MRSA") and vancomycin-resistant Enterococcus ("VRE"). D2A21 in vivo results have been demonstrated against Trichomonas, Burkholderia Cepacia and Porphyromonas gingivalis. The Company has demonstrated that its compounds are effective in increasing survival when injected sub-eschar into a Pseudomonas infected mouse model. In summary, D2A21 and other of the Company's compounds have demonstrated both broad and selective effects against a wide range of bacterial pathogens, thereby indicating the potential for a number of product applications.

INFECTED BURNS AND INFECTED WOUNDS: The application in development is for prevention and treatment of severely burned or surgical patients at risk for bacterial infections. The use of topical antimicrobial agents has been an important adjunct to the prevention and treatment of wound infections, yet burn wound sepsis remains the most common and serious complication of major burn injury, accounting for over 60% of deaths in burn patients. Also, there are several disadvantages associated with the use of the most common agents, silver sulfadiazine and mafenide acetate, including their substantial ability to inhibit wound healing at clinically effective antimicrobial dosages. Many topical antimicrobial agents used following burn injury are toxic to keratinocytes and fibroblasts. The Company's compounds, however, do not retard cellular growth and wound healing. Furthermore, the development of multi-drug resistant organisms has become an increasingly important problem in the management of major surgical infections, in addition to those involving burn wounds.

The Company's research has been conducted with scientists at the University of North Carolina, Loyola University and Southern Illinois University. A Phase I clinical trial for infected burns and a second Phase I for infected wounds is expected to begin in the next few months. Upon successful completion of the Phase I trials, Phase II clinical trials will begin later in 2001. The Company's initial market will be hospitalized burn patients. This hospital burn market is about 50,000 patients and is a $50 million opportunity. It is the Company's plan to market this product through a contract sales force. The market for infected surgical wounds is some 2 million patients and is a $200 million opportunity. The Company plans to license this opportunity.


DEMEGEN'S VAGINAL MICROBICIDE: Another application is an intravaginal gel that prevents the transmission of Chlamydia and other sexually transmitted infections ("STIs"). Speaking about the need for a vaginal microbicide, Penelope Hitchcock, director of the Sexually Transmitted Diseases Branch at the National Institute of Allergy and Infectious Diseases stated "The real urgency here is that the epidemic of HIV, the epidemic of STIs, is upon us, and we need this product right now." According to a report by Family Health International, approximately 333 million new cases of the five most common curable STIs occurred globally in 1995 in women and men of reproductive age, and heterosexual transmission accounts for about 75% of all HIV-1 infections. Further, according to survey results 12.6 million women in the United States are worried about getting HIV or an STI and are interested in using a microbicide. The Company plans to license this application. In the U.S., ten million sexually active women would be the primary market. A similar market exists in other developed countries. In the developing world, one hundred million women need this kind of product. It is anticipated there will be substantial government subsidies for the developing world market.

Prevention of sexually transmitted infections is currently an unmet medical need and represents an additional $1 Billion market in developed countries. In 1999 over two million women were newly infected with HIV. Chlamydia, caused by the bacteria Chlamydia trachomatis, is the most common sexually transmitted disease in the United States. It affects 2-4% of the sexually active population, but up to 75% of those who have it do not notice symptoms and may carry the disease for many years. If untreated, the result could be chronic infection or scarring of the reproductive system with increased risk of infertility and tubal pregnancies. A survey conducted by the Alan Guttmacher Institute found that some eight million women in the United States would be very interested in using a microbicidal product, even at a cost roughly twice that of a male condom. Other studies have found similar strong interest in Brazil, Egypt, France, India and other countries.

The Company's efforts to develop this application are being supported by the Sexually Transmitted Diseases Branch at the National Institutes of Health ("NIH"), the Division of AIDS at the NIH, in addition to scientists at Magee-Womens Research Institute at the University of Pittsburgh and the University of Washington. The Company is using its D2A21 compound for this application also, but with a slightly different formulation, thereby taking advantage of common toxicology and pharmacology data requirements. Primate efficacy experiments are underway. With successful results, Phase I clinical trials for this application could begin in 2001, with the majority of funding from NIH.

CYSTIC FIBROSIS/PULMONARY INFECTIONS: The Company anticipates that a second synthetic protein product to be developed will be an inhaled drug to treat Burkholderia cepacia. This bacteria can de deadly to Cystic Fibrosis patients and there is currently no effective treatment. Approximately 35% of B. cepacia infected patients contract accelerated pulmonary deterioration or fulminant, necrotizing pneumonia with rapidly fatal bacteremia. B. cepacia is also a causative agent for endocarditis, catheter-associated urinary tract infections, and wound infections. B. cepacia is rarely found in non-CF patients, but transmission can occur between CF and non-CF patients and can result in serious illness and death. It is believed that B. cepacia is underreported because normally only specimens from CF patients are analyzed for this disease. The product is also effective against Pseudomonas aeruginosa. The Company plans to seek Orphan Drug status for this indication and expects to begin clinical trials in 2001. The lead molecule for this product is 12A21. A companion protein modulates host response, such that in Cystic Fibrosis patients there would be reduced lung fibrosis. A clinical trial for this indication may begin in late 2001. The Cystic Fibrosis patient population is about 70,000 worldwide, sadly because most patients die at a young age. The product under development would be a maintenance medication and would extend lives, and thereby create an expanding market.

It is likely this product would also function against other respiratory diseases.

In an animal model, the Company's compound has demonstrated the ability to control the diseases and the fibrotic growth. This application is being developed in conjunction with researchers at the University of North Carolina. Thus far, the Company has received a $100,000 SBIR grant from the NIH for this pulmonary infection pre-clinical program.

CANCER

Evaluations by the National Cancer Institute (NCI) and private laboratories indicate that the Company's compounds may have broad applicability against many solid tumors including prostate, lung, breast, head and neck, ovarian, bladder, and melanoma. Most of the Company's initial in vivo experiments were against prostate cancer. While compelling animal results were achieved, the data indicated that a multi-functional activity was occurring, different than the traditional cell lysis theory ascribed to anti-microbial peptides. Based on subsequent analysis, the Company believes the most probable target applications for this compound are solid tumors such as head and neck, brain glioblastoma, and prostate.

Within the next 12 months, over 100,000 people in the U.S. will be diagnosed with a primary or metastatic brain tumor. Glioblastomas represent 23% of all primary brain tumors. Brain tumors are the second leading cause of cancer death in children under age 15 and in young adults up to age 34. Brain tumors are the second fastest growing cause of cancer death among those over age 65, and unlike the first and third fastest growing causes (lung cancer and melanoma), no behavioral change has been shown to reduce the risk. Approximately 44 percent of all primary brain tumors are benign. Unlike most benign tumors found elsewhere in the body, benign brain tumors may recur and may result in death. Because of their location at the control center for thought, emotion and physical function, brain tumors are difficult to treat. The cure rate for most brain tumors is significantly lower than that for most other types of cancer. Children who are cured of leukemia are shown to be at greater risk of developing a brain tumor. Brain tumor research is underfunded and the public, in general, is unaware of the magnitude of the problem.

Prostate cancer, the second leading cause of cancer deaths in men in the United States, affects 9.7 million Americans. Over 200,000 new cases are diagnosed each year and more than 40,000 American men die of this disease annually. Carcinoma of the prostate is the most commonly diagnosed cancer in men and the second most common cause of cancer death in western civilization. It is predominantly a tumor of older men, which frequently responds to treatment when widespread and may be cured when localized.

Current therapeutic options include surgery, radiation therapy, hormonal therapy and chemotherapy. The approach to treatment is influenced by stage of disease, age, and coexisting medical conditions. Surgery (radical prostatectomy) and radiation are options for early stage cancer that has not spread outside the prostate. Hormone therapy and chemotherapy are considered for metastatic or recurring disease.

A significant number of patients, especially when diagnosed at a more advanced stage, relapse and develop incurable disseminated metastatic disease. None of the treatments for advanced disease provide significant benefit to survival. Effective treatment modalities for patients with residual or non-localized disease are clearly needed. According to IMS (a market research firm), the U.S. market for cancer therapeutics in 1996 was almost $3 billion dollars. These IMS figures do not include drugs like Neupogen, a billion dollar drug, which is only a cancer adjunct. The prostate cancer drugs Lupron, Zoladex, Eulexin, and Casodex have worldwide sales of $1.7 billion, and are only palliative for metastatic prostate disease.

EFFICACY IN ANIMAL MODELS: Evaluation of the Company compounds have occurred in several animal models for cancer, with the objective of optimizing dose and schedule. Significant findings to date include:

- Significant anti-cancer activity against prostate, lung, ovarian, breast, CNS and melanoma tumor cell lines
-        Selective cytotoxicity for tumor tissue vs. normal tissue
- Cytotoxicity for prostate cancer cell lines, 4-8 fold greater than conventional chemotherapy agents
- Low dose (< 1mg/kg) anti-cancer activity in an aggressive model of prostate cancer in vivo. Data indicate a benefit to survival, growth retardation and/or regression of primary tumor and reduction in metastases
- Equivalent activity when given by intratumoral, intraperitoneal, intravenous or subcutaneous route of administration

Rats treated with D2A21 achieved a 60% reduction in the growth of primary tumors and a significant reduction in the number of lung metastases. D2A21 was administered intravenously at a low dose, (just 0.179 mg. per injection), that was effective without causing toxicity to the animals. Importantly, the survival rate increased from 25% for controls to 75% for D2A21 treated animals.

An important outcome of these studies was the evidence of the multi-function activity of the D2A21 molecule. Additional animal studies are continuing to confirm the mechanism of action and to determine the correct dosage amount and form. Considerable toxicology and pharmacology tests have already been satisfactorily completed. Assuming continued progress, the Company anticipates initiating a Phase I clinical trial by the end of 2001.

SUPPORT FOR THE DEMEGEN CANCER PROGRAM: The Company has received considerable outside support for its cancer program. Researchers and clinicians at the University of Pittsburgh Cancer Institute, Duke University Medical Center, and the National Cancer Institute have given time, research, and counsel to help the Company develop this cancer therapeutic. Also, the Company has received over $1.5 million dollars in research grants from non-profit cancer foundations and institutes.

OTHER RESEARCH PROGRAMS

The bulk of the Company's research and development activities, as described above, are focused on products for topical infections, respiratory diseases, and solid cancer. Other research accomplishments indicate there are a number of logical extensions to these applications that will join the product pipeline. For example, another of the Company's compounds had demonstrated significant anti-fungal properties. This would be a natural extension of the topical gel product. Currently, there is an unmet medical need for neo-natal conjunctivitis which is caused by Chlamydia infections passed on by the mother. With a different formulation, this product application could be available for clinical trials by 2002. The respiratory results achieved thus far also indicate the Chronic Obstructive Pulmonary Disease (COPD), a $1 billion market, is a potential extension.

PHARMACEUTICAL DEVELOPMENT SCHEDULE

Human clinical trials are typically conducted in three sequential phases which may overlap. Phase I involves the initial introduction of the drug into human subjects or patients where the product is tested for safety, dosage, tolerance, absorption, metabolism, distribution and excretion. Phase II involves studies in a limited patient population to (i) identify possible adverse effects and safety risks, (ii) determine the efficiency of the product for specific, targeted indications, and (iii) determine dosage tolerance and optimal dosage. When Phase II evaluation demonstrates that the product may be effective and has an acceptable safety profile, Phase III trials are undertaken to further evaluate dosage and clinical efficacy and to further test for safety in an expanded patient population at multiple clinical study sites. A pivotal Phase III trial is an adequate and well-controlled study which provides the primary basis for determining whether there is "substantial evidence" to support the claims of effectiveness for new drugs and forms the basis for a New Drug Application ("NDA"). The regulatory authority or the sponsor may suspend clinical trials at any point in this process if either entity concludes that clinical subjects are being exposed to an unacceptable health risk, that the trials are not being conducted in compliance with applicable regulatory requirements, or for other reasons.

AGRICULTURAL PRODUCTS

The application of biotechnology to agricultural crops is directed to the creation of differentiated, value-added plants and products that improve production, extend shelf life, prevent pathogenic disease, enhance nutritional value, and reduce the negative environmental impact of potentially hazardous chemicals. Genetically engineering crops accelerates the traditional, time consuming process of cross breeding of crops. In addition to speed, genetic engineering enables the designer to introduce characteristics that would most likely not be feasible with traditional techniques.

Perhaps the most fundamental driving force for these new crops is the basic recognition that the world's population is growing by over 50,000,000 people per year. At the same time, as economies improve in developing countries, the demand for food increases faster than the population, or its ability to produce it. The president of a large agricultural biotechnology company has stated that the output per acre will need to double in the next 30 years, just to maintain the current levels of hunger and malnutrition.

DISEASE RESISTANT CROPS

In November 1997, the Company concluded its first licensing agreement with Dow AgroSciences to utilize the Company's antimicrobial plant genes in developing disease resistant agricultural crops. The Company and Dow AgroSciences will also seek third party licensees in order to expand the use of the technology into a broad range of crops and geographic regions. The Company will receive royalty and milestone payments as well as sublicense fees.

The importance of the Company's technology is illustrated in the examples that follow. For many fungal diseases, chemical fungicides are the only treatment alternative and can add five to ten percent to the cost of the crop and pose serious environmental concerns. For other diseases, there are no treatments available and genetic engineering may be the only alternative.

One example is the recent outbreak of citrus canker in South Florida. Citrus canker is a highly contagious disease caused by the bacterium Xanthomonas axonopodis pathovar citri. It can destroy entire orchards; however, the disease poses no health risk to humans or animals. Canker manifests itself on the fruit as raised, brown, corky lesions, surrounded by yellow rings. Hundreds of thousands of citrus trees in South Florida have already been removed to stop the spread of canker. The state of Florida offers $100 to homeowners to help offset the cost of planting new trees. Producing trees that are genetically resistant to canker would take some time, but the long term benefits could be enormous.

Another example is Pierce's disease caused by Xylella fastidiosa. This bacterium kills grapevines by blocking their water transport system. An infected vine produces no crop and usually dies within two years. The disease ranges from North America through Central America and parts of South America. Pierce's disease has cost the California wine and grape industries millions of dollars in lost revenues (up to $20,000 per acre) since it began destroying grapevines in Napa and Sonoma counties several years ago. During severe outbreaks, losses to this disease may require major replanting. If it remains unchecked, the disease could also spread to citrus, almonds and ornamentals. In Florida and other southeastern states, the disease is considered to be the single most formidable obstacle to the growing of European grape varieties. Other strains of Xylella fastidiosa have been discovered, and almost all of these can cause leaf scorching of woody perennials such as American elm, maple, mulberry, or plum. In other plants, such as peach and alfalfa, the bacterium stunts the plant's growth.

An important fungal disease in the U.S. is late blight of potatoes caused by the fungus, Phytophthora infestans. The U.S. strain is a virulent "cousin" of the fungus that caused the Irish potato famine. It was first reported in the U.S. in the late 1980's and has spread up the East Coast from Florida to Maine, and as far west as Idaho and Oregon. The disease causes discoloration of the leaves accompanied by a secondary disease, downy mildew. The tubers may also be infected in the field or in storage, causing discoloration of the skin and a reddish brown dry rot extending into the tuber. Later, a slimy, foul smelling rot may destroy the tuber. The US-8 strain is now the most widely distributed form of late blight in the U.S. It is also the most problematic because of its resistance to metalaxyl, a fungicide commonly used to combat the fungus. Two additional factors compound the problem posed by the fungus. First, it is difficult to detect low levels of late blight in the field and unless it is detected early, the fungus does not respond to antifungal treatments. The second problem involves the lifecycle of the fungus. The late blight disease cycle of penetration, colonization, sporulation and dispersal can occur in less than five days.

One example of the effectiveness of the Company's technology was demonstrated by the USDA against Erwinia carotvora, commonly known as potato "soft rot". Soft rot affects tubers while in storage or in the soil prior to harvest and can decay the seed tubers or seed pieces after planting. Soft rots also cause the decay of numerous other fleshy fruits and vegetables, such as cucumbers, onions, tomatoes, and lettuce, and some ornamental plants, such as iris. Soft rot can cause extensive damage to potatoes in storage within a few hours.

The USDA's Agricultural Research Service in Albany, CA, conducted the field tests in the Ranger Russet potato using one of the Company's disease resistant plant genes. (The Company and the USDA have had five Cooperative Research and Development Agreements (CRADA), under which a number of projects have been conducted.)

The experiments conducted to test efficacy of soft rot protection indicated that those tubers which contain and express the Company genes almost totally resist rotting. After a five day incubation period, compared to the control, the amount of soft rot reduction ranged from 85% to 96%. This is a highly significant result that has not been achieved before in potatoes. Losses caused by soft rot diseases are estimated at 10% in the United States or about $300 million, and often much higher in other countries.

Most transgenic development for crop protection is targeted at replacing insecticides or increasing herbicide resistance. The Company's gene products primarily target bactericides and fungicides. The Company believes its success and patent position in controlling bacterial and fungal diseases is unique. Fungicide expenditures in the United States and the world are $550 million and $4.1 billion respectively. United States farmers purchase about $4 billion of seeds each year.

NUTRITION ENHANCED CROPS

Developing new engineered crops is a lengthy process. Development schedules are limited by their natural cycle time to produce crops. This can range from 4-6 months for vegetables to several years for tree crops. While one gene may work in many crops, the transformation process has to be done species by species, and, as with pharmaceuticals, a number of regulatory hurtles need to be satisfied.

While Dow AgroSciences is developing specific crops, it is expected that numerous partners for other crops will need to be engaged in order to realize the full potential of this technology. Efforts to date have focused on identification and selection of the most promising gene candidates. Some in plant successes have been reported by collaborators in such crops as apple, pear, potato and ornamentals.

The Company expects income from this technology will be derived from license fees and royalties, but material payments are not expected for several years.

In addition to disease resistance traits, the Company has invented "storage protein" or nutrition genes, which contain all the essential amino acids for healthy animal or human growth. The first field proof of concept was in sweet potatoes, under the direction of Dr. C.S. Prakash, Professor and Director of the Center for Plant Biotechnology at Tuskegee University. Sweet potatoes grown with the Company's nutrition genes produce all of the essential amino acids required for daily consumption. Remarkably, the overall protein levels in the sweet potatoes averaged over three times the normal levels.

One of the crops which historically valued additional protein is wheat for food uses. Standard wheat flour contains about 11% protein. Commercial users of flour often add wheat gluten to achieve a higher protein content. Wheat with a higher protein content, in the 14% to 17% range, can command premiums ranging from $.20 to $1.25 per bushel. Accordingly, a higher protein wheat offers a market opportunity of several hundred million dollars annually. The Company hopes to capitalize on this market opportuity.

The Company's nutrition technology will also be very important for U.S. and world animal feed producers. In the future, animal feed producers may be able to obtain the essential amino acids they require, in constructing their feed rations for poultry and swine, directly from corn, sorghum or even soybeans. The savings on their feed bill could be substantial, in addition to avoiding some of the problems that occur occasionally from the use of animal-based ingredients in feed rations.

Plants are generally deficient in the essential amino acids that all animals, including humans, need to grow and sustain health. Of the twenty essential amino acids humans need, our bodies can only synthesize about twelve. The other eight must be ingested regularly to sustain health. Infants and young children whose diets largely consist of plant-based foods, such as in many developing countries, are particularly at risk. Millions of young people die or suffer permanent mental and physical damage yearly as a result of insufficient essential amino acid intake. In developed countries, such crops could have considerable appeal to vegetarians.

Worldwide, the market for the Company's nutrition genes could easily be $1 billion in ten years. This technology, another example of Dr. Jaynes' design methodology, is also supported with an allowed United States patent and a number of additional filings.

The nutrition technology faces similar technological and regulatory hurtles as the disease resistance technology. In addition, the number of candidate crops in which the nutrition technology would apply is much smaller than that for disease resistance. On the other hand, higher protein crops should capture value later in the value chain, and, therefore, success in just a few crops offers significant potential.

The Company's main efforts, in conjunction with Dow AgroSciences, is focused on the identification and selection of lead genes, developing of analytical methods, and evaluation of regulatory factors. In 2000, the Company received $570,000 from Dow AgroSciences for research support and fees. In 2001, the Company expects to receive $640,000 for research support and fees. Significant milestone payments or royalties are not expected for several years.

GOVERNMENT REGULATION

DRUG APPROVAL PROCESS

Regulation by governmental authorities in the United States and other countries is a significant factor in the development, production and marketing of the Company's proposed products. All of the Company's products will require regulatory approval by governmental agencies prior to commercialization. In particular, human therapeutic products are subject to rigorous preclinical and clinical testing and other approval procedures in the United States by the FDA and similar health authorities in foreign countries. Various federal statutes and regulations also govern or influence the testing, manufacturing, quality control, safety, labeling, storage, record-keeping and marketing of such products. The process of obtaining these approvals and the subsequent compliance with appropriate federal and foreign statutes and regulations require the expenditure of substantial resources. Any failure by the Company or its collaborators or licensees to obtain, or any delay in obtaining, regulatory approval could adversely affect the marketing of any of the Company's products and its ability to receive revenues therefrom. The Company has neither applied for nor received regulatory approval to market any products.

The steps required before a pharmaceutical agent may be marketed in the United States include (i) preclinical laboratory, in vivo and formulation studies, (ii) the submission to the FDA of an IND, which must become effective before human clinical trials may commence, (iii) adequate and well controlled human clinical trials to establish safety and efficiency of the proposed drug in its intended indication, (iv) the submission of a New Drug Application ("NDA") to the FDA, and (v) the FDA approval of the NDA.

In order to clinically test, produce and market products for diagnostic or therapeutic use, a company must comply with mandatory procedures and safety standards established by the FDA and comparable agencies in foreign countries. Before beginning human clinical testing of a potential new drug, a company must file an IND and receive clearance from the FDA. The IND is a summary of the preclinical studies which were carried out to characterize the drug, including toxicity and safety studies, as well as an in-depth discussion of the human clinical studies which are being proposed. Approval of a local institution review board ("IRB") and informed consent of trial subjects is also required.

Human clinical trials are typically conducted in three sequential phases which may overlap. Phase I involves the initial introduction of the drug into human subjects or patients where the product is tested for safety, dosage, tolerance, absorption, metabolism, distribution and excretion. Phase II involves studies in a limited patient population to (i) identify possible adverse effects and safety risks, (ii) determine the efficiency of the product for specific, targeted indications, and (iii) determine dosage tolerance and optimal dosage. When Phase II evaluation demonstrates that the product may be effective and has an acceptable safety profile, Phase III trials are undertaken to further evaluate dosage and clinical efficacy and to further test for safety in an expanded patient population at multiple clinical study sites. A pivotal Phase III trial is an adequate and well-controlled study which provides the primary basis for determining whether there is "substantial evidence" to support the claims of effectiveness for new drugs and forms the basis for an NDA. The regulatory authority or the sponsor may suspend clinical trials at any point in this process if either entity concludes that clinical subjects are being exposed to an unacceptable health risk, that the trials are not being conducted in compliance with applicable regulatory requirements, or for other reasons.

The results of product development, preclinical studies and clinical studies are submitted to the FDA as part of an NDA for approval of the marketing and commercial shipment of the product. The FDA may deny approval of an NDA if applicable regulatory criteria are not satisfied, or may require additional data. Even if such data is submitted, the FDA may ultimately decide that the NDA does not satisfy its criteria for approval. Once issued, a product approval may be withdrawn if compliance with regulatory standards is not maintained or if problems occur after the product reaches the market. In addition, the FDA may require testing and surveillance programs to monitor the effect of approved products which have been commercialized, and it has the power to prevent or limit further marketing of a product based upon the results of these post-marketing programs.

Satisfaction of these FDA requirements, or similar requirements by foreign regulatory agencies, typically takes several years and the time needed to satisfy them may vary substantially, based upon the type, complexity and novelty of the drug product. The effect of government regulation may be to delay or to prevent marketing of potential products for a considerable period of time and to impose costly procedures upon the Company's activities. There can be no assurance that the FDA or any other regulatory agency will grant approval for any products being developed by the Company on a timely basis, or at all. Success in preclinical or early stage clinical trials does not assure success in later stage clinical trials. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent regulatory approval. If regulatory approval of a product is granted, such approval may impose limitations on the indicated uses for which a product may be marketed. Further, even if regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product, including withdrawal of the product from the market. Delay in obtaining or failure to obtain regulatory approvals would have a material adverse affect on the Company's business. Marketing the Company's products abroad will require similar regulatory approvals and is subject to similar risks. In addition, the Company is unable to predict the extent of adverse government regulation that might arise from future United States or foreign governmental action.

Before the Company's products can be marketed outside of the United States, they are subject to regulatory approval similar to that required in the United States, although the requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country. No action can be taken to market any product in a country until an appropriate application has been approved by the regulatory authorities in that country. The current approval process varies from country to country, and the time spent in gaining approval varies from that required for FDA approval. In certain countries, the sales price of a product must also be approved. The pricing review period often begins after market approval is granted. No assurance can be given that, even if a product is approved by a regulatory authority, satisfactory prices will be approved for the Company's products.

No assurance can be provided that the Company's INDs or NDAs will be successfully reviewed by the FDA, or that similar applications will be successfully reviewed by foreign regulatory authorities. Further, the FDA and foreign authorities may at any time take legal or regulatory action against a product or the Company if it concludes that a product has not complied with applicable laws and regulations or that earlier evaluations of a product's safety or effectiveness may not have been adequate or appropriate. Such action may include, but is not limited to, restrictions on manufacture and shipment of products, seizure of products, injunctions and civil and criminal penalties. The FDA's policies may change and additional government regulations may be promulgated which could prevent or delay regulatory approval of the Company's potential products. Moreover, increased attention to the containment of health care costs in the United States and in foreign markets could result in new government regulations which could have a material adverse effect on the Company's business. The Company is unable to predict the likelihood of adverse governmental regulation which might arise from future legislative or administrative action, either in the United States or abroad.

New genetically enhanced crops are subject to extensive regulatory approval process that could include the FDA, the USDA, and the EPA and similar governmental agencies in other countries, not dissimilar to that faced by the pharmaceutical process.

There has been an increased resistance in Europe to genetically modified organisms ("GMO"). Some foreign governments have or are expected to mandate the disclosure on consumer products of the inclusion of GMOs. This has resulted in certain food processors requesting that their suppliers only provide them with non-genetically modified agricultural products. While there is an awareness of GMOs in the United States, it has not progressed to the point of other countries. In November 1999, a Bipartisan bill was introduced in Congress that would require labels identifying whether fresh produce or any ingredient in packaged foods was grown from genetically modified seed. Additionally, the FDA has signaled it is considering changes in genetically modified crops.

In 1999, there were some forty million hectares globally planted with transgenic crops, 43% more than in 1998. 72% of those crops were planted in the United States, with 84% of the total made up of soybean and corn. Despite this wide acceptance of these products, there is much negative emotion, especially in Europe. However, offsetting this emotion, the developing countries are starting to speak in favor of such crops because they see such crops as absolutely necessary methods to produce enough food to feed their people. Further, the Company believes that when crops that directly benefit people are demonstrated, such as the Company's high nutrition sweet potato, there will be more acceptance compared to crops that permit greater use of chemical herbicides. None the less, there is no assurance that the Company, its licensee, or any other partners will be successful in achieving regulatory approval.

ENVIRONMENTAL REGULATION

The Company does not incur significant costs in complying with federal or state environmental regulations due to the nature of its activities.


TECHNOLOGY BASE

The Company's technology was designed by Jesse M. Jaynes, Ph.D. Dr. Jaynes has over 15 years of peptide design experience and is a biochemist by training. Dr. Jaynes was the first to demonstrate and publish results showing that antimicrobial peptides had antifungal, anticancer and antiprotozoal activity and could also be used for enhanced plant disease resistance and enhanced animal disease resistance.

Dr. Jaynes is a Co-Founder of the Company and serves as Vice President of Research. The Company believes having a molecular architect as part of the management team distinguishes the Company from its peptide biotech competitors which have typically in-licensed their lead molecules. As a result, the Company has a structure and process in place for creating a pipeline of new molecular product applications.

Peptides with lytic properties occur in nature and are part of the natural immune systems of many animals, insects and plants. Over 300 natural peptides have been identified. The Company's core science is the ability to design molecules which are many times more powerful than those occurring in nature, with minimal toxicity. The Company's compounds range in length from 17 to 40 amino acids and they have no sequence homology to the peptides found in nature. In its discovery process, the Company has identified a number of characteristics, which, when incorporated into the design of a molecule, create compounds with unique properties. These design "rules" include parameters for charge density, length, amphipathy, hydrophobicity and spatial orientation. When optimized, these characteristics permit the ability to design molecules with increased specificity and activity, which means some are more effective against cancer than bacteria, for example.

Understanding the rules for creating the desired properties is an important aspect of the Company's core technology. The Company has identified several thousand different molecules which comprise several classes of molecules. This relatively small number represents the spectrum of molecules with the most desirable features and benefits compared to the hundreds of millions of potential combinations and permutations that could theoretically be created. The Company has created a large library of molecules from which new lead compounds can be selected as potential new drug candidates.

MECHANISM OF ACTION

In general, these kind of compounds are believed to act by disrupting the membrane or cell wall, thereby allowing fluids to enter the cell and cause the cell to be destroyed or lysed. Because healthy human cells have a more complex cytoskeletal structure, which a pathogenic cell does not possess, the healthy cell has the ability to repair any damage. In the case of bacteria, this method of action effectively precludes bacteria from mutating to avoid destruction, thereby giving the Company's compounds a competitive advantage over most other antibiotics where drug resistance is becoming a major problem. The Company's compounds are also effective directly against cancer cells. Cancer cells are, in effect, unhealthy cells, and therefore have weakened cytoskeletal structures.

ENGINEERED CROPS

The Company has designed plant genes that destroy many agricultural fungal and bacterial pathogens once inserted transgenically into the genome of crops. The crops then take on the disease resistant trait and are able to express the peptide into future generations of the plant. The Company has constructed an inventory of genes which are being used to incorporate disease resistance into plants, securing good yields while reducing the use and cost of environmentally undesirable chemicals.

Genetically engineering crops accelerates the traditional, time consuming cross breeding of crops. In addition to speed, genetic engineering enables the designer to introduce characteristics, in particular, pest and disease resistance, which would most likely not be feasible with traditional techniques. Although plant genetic engineering still faces regulatory hurdles, there have been significant recent breakthroughs in acceptability of biologically enhanced crops. Bt genes, which protect plants from harmful insects (Monsanto, Dow AgroSciences and others), highlight the major efforts underway to genetically modify plants.

The Company has also designed another type of plant gene, a custom designed storage protein which has significant potential for improving animal feeds as well as human nutrition, by improving the amino acid profile of various food and feed crops. Recent independent results indicate that the total protein content, not just the deficient amino acids, could be increased four fold.

The principal goal in plant protein design has historically been to increase one or two individual amino acids. These approaches have generally not been successful because they were unable to stabilize sufficient quantities of the target proteins. Dr. Jaynes took a broader approach and built upon the structural requisites he used to design proteins with anti-bacterial traits.

Dr. Jaynes designed a protein molecule which, when produced by the plant, would produce the eight most essential amino acids needed by humans, and offsetting those in which the crops, on average, were most deficient. A key step was to create a molecular structure that mimics a natural plant storage protein's ability to form stable aggregates and accumulate within the plant cell. This design concept, ASP ("Artificial Storage Protein") achieved the goal of a qualitative improvement in protein content. The structural arrangement also facilitates the bioavailability of the essential amino acids by setting up targets for the main digestive enzymes of the mammalian gut, and thereby breaking down the protein into its constituent amino acids.

The design concept developed by Dr. Jaynes also accomplished a quantitative increase in total protein content. Normally a plant produces a variety of proteins. Many of these are broken down to accomplish various plant tasks and the plant produces new proteins. The

ASP gene reduces this "turnover" (loss of protein) of the natural proteins within the plant, thereby allowing for greatly increased protein content. The reasons for the turnover reduction are not yet understood, but the result of inserting an ASP gene yields significant qualitative and quantitative improvement in protein content without degradation of other important characteristics.

Building on the ASP success, Dr. Jaynes has established a design methodology for optimizing a given crop for a given application, e.g. corn that satisfies the specific feeding requirements of hogs.

In 1999, there were some forty million hectares globally planted with transgenic crops, 43% more than in 1998. 72% of those crops were planted in the United States, with 84% of the total made up of soybean and corn. Despite this wide acceptance of these products, there is much negative emotion, especially in Europe. However, offsetting this emotion, the developing countries are starting to speak in favor of such crops because they see such crops as absolutely necessary methods to produce enough food to feed their people. An article headline in the October 2000 New York Times illustrates this point: "China Rushes to Adopt Genetically Modified Crops". China has approved the release of more than 100 genetically engineered crops, double the number released in the United States. Further, the Company believes that when crops that directly benefit people are demonstrated, such as the Company's high nutrition sweet potato, there will be more acceptance compared to crops that permit greater use of chemical herbicides.

PRODUCTION

One of the impediments for peptide therapeutics has been cost of goods. One estimate for synthesizing 20kg was $350 per gram, with the expectation of achieving $250 per gram. A recent article by one producer predicted $40-$120 per gram. For some diseases, such as for treating cancer, these levels may be satisfactory. Other products may require much lower cost. Because of the increased interest in protein therapeutics, the number of alternate production methods has exploded. The production systems include bacterial, fungal, yeast, milk, eggs, algae, and plants. Although the Company has not selected a production method yet, discussions with some of the providers of alternate methods indicate that costs could eventually be less than $10 per gram.

Compared to many peptides, D2A21, the Company's lead compound is relatively easy to make. Because it is active at very low concentrations, the Company believes it would be competitive in the marketplace for treating cancers and severe infections. For an application that would require larger quantities, such as a vaginal gel, the cost would need to be substantially even lower. The Company expects to enter into a relationship with a company that has the capability to produce the Company's compounds at very low cost.

The peptides for preclinical and initial clinical development activities have been manufactured by Multiple Peptide Systems ("MPS") of San Diego, California, using a manufacturing method based on currently available solid phase peptide synthesis technology. The development of specifications and establishment of analytical methods is being carried out jointly by MPS and the Company. The Company is currently negotiating with a contract manufacturer to produce the Company's clinical supplies.

PATENTS

The Company has been awarded twelve (12) United States patents. The Company has also filed a number of United States patent applications, as well as corresponding applications in the PCT and foreign countries. The Company's patent strategy is to strive for broad coverage for a class of molecules for a wide range of diseases in humans, animals, and plants.

For its agricultural applications, the Company has acquired the right to three
(3) U.S. and three (3) international patents from Louisiana State University ("LSU"). These patents include broad claims for conferring bacterial and fungal resistance in plants. Dr. Jesse M. Jaynes, the Company's Vice President of Research, was the principal inventor on these patents when he was a professor and researcher at LSU. These patents also carry early filing dates, thereby giving the Company a very strong patent position in the disease resistant plant area. One of the patents also licensed to the Company provides broad coverage for nutrition enhancement technology issued in September 1998. The Company has also been assigned Dr. Jaynes' rights to patents related to earlier work at LSU.


                                 DEMEGEN PATENTS

--------------------- ----------------- -----------------------------------------------------------------------
     PATENT NO.          ISSUE DATE                                  PATENT TITLE
--------------------- ----------------- -----------------------------------------------------------------------

    US 6,084,156           7-4-00       Plants Producing Lytic Peptides (expires June 17, 2011)
--------------------- ----------------- -----------------------------------------------------------------------
    US 6,018,102          1-25-00       Ubiquitin-Lytic Peptide Fusion Gene Constructs, Protein Products
                                        Deriving Therefrom, and Methods of Making and Using Same (expires
                                        October 8, 2013)
--------------------- ----------------- -----------------------------------------------------------------------
    US 6,001,805          12-14-99      Method of Enhancing Wound Healing by Stimulating Fibroblast and
                                        Keratinocyte Growth in Vivo Utilizing Amphipathic Peptides (expires
                                        March 17, 2015)
--------------------- ----------------- -----------------------------------------------------------------------
    US 5,968,904          10-19-99      Modified Arginine containing Lytic Peptides and Method of Making the
                                        Same by Glycoxylation (expires November 8, 2013)
--------------------- ----------------- -----------------------------------------------------------------------
    US 5,955,573          9-21-99       Ubiquitin-Lytic Peptide Fusion Gene Constructs, Protein Products
                                        Deriving Therefrom, and Methods of Making and Using Same (expires
                                        July 22, 2014)
--------------------- ----------------- -----------------------------------------------------------------------
   US 5,811,654*          9-22-98       Plants Genetically Enhanced for Nutritional Quality (expires July 25,
                                        2006)
--------------------- ----------------- -----------------------------------------------------------------------
    US 5,773,413          6-30-98       Method of combating Mammalian Neoplasias, and Lytic Peptides Therefor
                                        (expires February 10, 2015)
--------------------- ----------------- -----------------------------------------------------------------------
    US 5,744,445          4-28-98       Method of Treating Pulmonary Disease States with Non-Naturally
                                        Occurring Amphipathic Peptides (expires April 28, 2015)
--------------------- ----------------- -----------------------------------------------------------------------

                                 DEMEGEN PATENTS

--------------------- ----------------- -----------------------------------------------------------------------
     PATENT NO.          ISSUE DATE                                  PATENT TITLE
--------------------- ----------------- -----------------------------------------------------------------------
    US 5,717,064          2-10-98       Methylated Lysine-Rich Lytic Peptides and Method of Making Same by
                                        Reductive Alkylation (expires February 10, 2015)
--------------------- ----------------- -----------------------------------------------------------------------
   US 5,597,946*          1-28-97       Method for Introduction of Disease and Pest Resistance Into Plants
                                        and Novel Genes Incorporated Into Plants Which Code Therefor (expires
                                        January 28, 2014)
--------------------- ----------------- -----------------------------------------------------------------------
   US 5,597,945*          1-28-97       Plants Genetically Enhanced for Disease Resistance (expires January
                                        28, 2014)
--------------------- ----------------- -----------------------------------------------------------------------
    US 5,561,107          10-1-96       Method of Enhancing Wound Healing by Stimulating Fibroblast and
                                        Keratinocyte Growth in Vivo Utilizing Amphipathic Peptides (expires
                                        October 1, 2013)
--------------------- ----------------- -----------------------------------------------------------------------

* Patents in-licensed from Louisiana State University


COMPETITION

There are at least forty other biotechnology companies who are developing peptide compounds for antimicrobial or anti-cancer applications. Through the Internet, the Company regularly monitors patents, press announcement, and publications in order to be informed about the Company's fields of technology and the actions of competitors. These companies include: Applied Microbiology, Cubist Pharmaceuticals, Intrabiotics, Magainin Pharmaceuticals, Micrologix Biotech, Microcide Pharmaceutical, Inc., Periodontix and Xoma Corporation. The market capitalization of these companies ranges from $30 million to $1.4 billion. While not every competitor has been evaluated, based on the reviews that have been conducted thus far, the Company believes it has a solid position and a number of unique characteristics, and has achieved its current level of accomplishment with relatively modest spending. In comparing the Company to other peptide companies, the following are general observations:

There are two broad classes of competitors - other companies using a peptide technology platform, and companies using other technology platforms to address the same diseases. To our knowledge, there are at least 40 peptide companies focused on at least some twenty disease indications. For each disease indication, there can be dozens of non-peptide companies with other technologies.

Defining peptide competitors is not obvious. The types of peptides in the Company's portfolio are often referred to as lytic or antimicrobial peptides ("AMP"). Many peptide companies have their own name for compounds that purportedly perform similar functions to the Company's. Heretofore, there have not yet been any approved AMP peptide products. Other companies do not consider their peptides in this class at all, yet a review of their documents show examples of pore-forming mechanisms that are typically ascribed to AMPs. The Company's recent work indicates that at least some of these molecules or their fragments perform in a way that is very different than is viewed as typical of AMPs. (This suggests that the Company's next generation of molecules may be more related to a different set of peptide competitors than has been traditionally thought.)

Among the peptide companies, several are working on a number of different disease areas, making summarization difficult, but in general the efforts are directed as follows:

         Cancers                    26%
         Bacteria                   18%
         Viral                      14%
         Autoimmune                 11%
         Wound care                  8%
         Cardiovascular              8%
         Inflammation                8%
         Diabetics                   8%


In general, most peptide companies, unlike the Company, have in licensed their initial lead compounds and few have in-house capability to generate new leads.


EMPLOYEES

The Company currently has fifteen employees but also supports, directly or indirectly, some twenty researchers at academic and other research institutions. These academic and other research institutions are the recipients of SBIR grants requested by the Company, are performing pre-clinical research and/or assisting the Company with its study of its peptides.


COMPANY HISTORY AND GENERAL INFORMATION

The Company was formed after the July 27, 1992 acquisition of the assets of The Demeter Corporation by Excelsior Capital Corporation ("Excelsior"). Excelsior was incorporated in Colorado on September 16, 1987. Excelsior acquired all of the assets of The Demeter Corporation in exchange for 6,625,821 shares of Excelsior's $0.001 par value common stock. The Demeter Corporation's assets consisted of intangible assets related to various biotechnology applications in the fields of human and animal health care, agricultural and commercial chemicals. Subsequent to the acquisition, Excelsior changed its name to Demeter BioTechnologies, Ltd. On September 18, 1998, the shareholders approved the recommendation of the Company's Board of Directors to change the Company's name to Demegen, Inc.

The Company is a "Development Stage Company" that designs synthetic peptide/protein compounds and genes for pharmaceutical and agricultural applications. Current development programs include a new treatment for prostate cancer and sexually transmitted diseases, and two transgenic agricultural applications - one to prevent plant diseases, the other to increase the nutritional value of food and feed crops.

The Company has two licenses in place for its agricultural technology, disease resistance and nutritional enhancement, to Mycogen which has produced historic revenue streams and will continue to produce revenue as Mycogen proceeds towards commercialization of these technologies. The Company is focusing its pharmaceutical efforts upon therapies to prevent or treat bacterial diseases and cancer which it expects to license to a major pharmaceutical firm, when the therapeutic will be either in Phase II or entering Phase III clinical trials. The Company does not have any formal agreements with pharmaceutical firms at this time.

DESCRIPTION OF PROPERTY

The Company's office and laboratory are located at 1051 Brinton Road, Pittsburgh, PA 15221. The Company occupies 3,000 square feet of leased space. The lease is for a three year term, expiring September 2001 at a gross monthly rental, including utilities, of $3,948. Prior to the Company's move to Pittsburgh in September 1998, the Company was located in Durham, North Carolina.

The Company fully utilizes its office space and laboratory.

The majority of the Company's application research is conducted by independent labs, academic and research institutions and commercial partners. The Company's laboratory focuses primarily on research related to the Company's core technologies in assisting Dow AgroSciences in an ancillary capacity with the development and commercialization of the agricultural technologies.

The Company believes that these facilities are adequate for its current needs.

LEGAL PROCEEDINGS

None

RECENT DEVELOPMENTS

In January 2001 the Company entered into a License Agreement form Avigenics, Inc. and is in the process of reviewing the terms in preparation for executing the agreement. The license provides for an exclusive worldwide license for the use of the Company's peptides for the control of certain avian enteric diseases, including coccidiosis and salmonella, and for use in the production of transgenic avians, including poultry. The License provides for no payment at signing of the License but for a royalty upon the sale of licenses product by Avigenics.

Effective January 1, 2001 the Company entered into a definitive license agreement with an option to purchase with Periodontix, Inc for all of their technologies and rights in related clinical trials, except for Periodontix' photodynamic technology. The transaction is structured under a short-term license agreement to permit the Company a period of time to evaluate Periodontix's technology and obtain the necessary funds to support the additional research, prior to exercising the purchase option. The terms or the agreement are as follows:

- On December 15, 2000 the Company made a $50,000 good faith non-refundable payment to Periodontix

- At the inception of the license agreement, the Company issued Periodontix 2.3 million restricted common shares of the Company's Common Stock and warrants to purchase up to 2.3 million Common Shares of the Company's Common Stock at an exercise price of $1.25 per share. The Warrants have a five year term and are callable by the Company if the price of the Company's common Stock trades above $2.50 per shares for twenty consecutive trading days.

- Periodontix will receive a second issuance under the license agreement by April 2, 2001 of 2 million restricted common shares of the Company's Common Stock and warrants to purchase up to 2 million Common Shares of the Company's Common Stock at an exercise price of $1.25 per share. The Warrants have a five year term and is callable by the Company if the price of the Company's common Stock trades above $2.50 per shares for twenty consecutive trading days. If the Company does not make this second issuance of shares and warrants because there is a material adverse event related to the Periodontix technology or because the Company does not secure sufficient new capital, the option will expire and the license will be returned to Periodontix. If the license is returned, Periodontix will return 80% of the common shares and warrants previously issued.

- Under the license agreement, the Company will have an option to purchase the aforementioned technologies, free and clear of all liens and to terminate the license by July 31, 2001 with the issuance of 4.7 million restricted common shares of the Company's Common Stock and warrants to purchase up to 4.7 million Common Shares of the Company's Common Stock at an exercise price of $1.25 per share. The Warrants have a five year term and is callable by the Company if the price of the Company's common Stock trades above $2.50 per shares for twenty consecutive trading days. The option date may be extended by the Company until January 31, 2002 with the payment of 1 million restricted Common Shares of the Company by July 31, 2001. If the option is exercised after July 31, 2001, the number of Common Shares and Warrants required to purchase the technologies will be 7 million each.

- Periodontix has agreed not to sell the technologies while the Company's option is in force.

- Should any license or sublicense agreements be negotiated by Demegen with a customer for the licensed Periodontix technologies prior to the exercise of the option to purchase by the Company, the Company will receive the first $350,000 of any upfront license fees. The remaining balance of any upfront license fees will be paid to Periodontix in the Company's restricted Common Stock valued at the closing price for the preceding twenty trading days.

- On January 1, 2001 the Company hired selected Periodontix employees to facilitate the clinical trials and other tasks related to the combined operation.

- Beginning January 1, 2001 the Company agreed to pay Periodontix for rent and utilities at their office and other operating expenses.

- As part of the license fee the Company agreed to pay $175,000 to Periodontix on April 2, 2001 providing the Company makes the April 2, 2001 share and warrant issuance. If the aforementioned issuance occurs, the Company will make a second $175,000 payment to Periodontix on December 1, 2001.


EXECUTIVE OFFICERS; COMPENSATION
--------------------------------

EXECUTIVE OFFICERS

NAME                                AGE              POSITION HELD
----                                ---              -------------

Richard D. Ekstrom                  56               Chairman and President

S. Robert Fatora                    56               Chief Operating Officer -
                                                     Pharmaceutical Products

Jesse M. Jaynes                     49               Vice President of Research

Mary L. Silverberg                  56               Secretary

SUMMARY COMPENSATION TABLE


The following table sets forth information with respect to the named executives concerning their respective annual and long term compensation for the last three years.

                                     SUMMARY COMPENSATION TABLE


                             Annual Compensation                        Awards Payouts
                             -------------------                       ----------------

(a)               (b)        (c)       (d)      (e)           (f)           (g)       (h)       (i)

  Name                                         Other                                            All
  and                                          Annual      Restricted                 LTIP     Other
Principal                                      Compen-        Stock      Options/     Pay-     Compen-
Position          Year     Salary     Bonus    sation        Awards        SARS       outs     sation
                           ($)(a)      ($)      ($)          ($)(b)       (#)(c)      ($)      ($)(d)

Richard D.        2000     $140,000   $25,000     -               -         600,000     -        -
   Ekstrom        1999     $120,000     -         -               -           -         -        -
President         1998     $120,000     -         -               -       1,600,000     -        -

S. Robert         2000     $102,500     -         -           $264,000    1,400,000     -        -
   Fatora         1999     $     -      -         -               -           -         -        -
COO               1998     $     -      -         -               -           -         -        -

Jesse M.          2000     $120,000   $10,000     -               -           -         -     $2,048
   Jaynes         1999     $120,000     -         -               -           -         -     $1,648
Vice President    1998     $120,000     -         -               -       1,600,000     -     $3,833


a.   Represents fiscal years ended September 30.

b. Dr. Fatora received 300,000 restricted Common Shares upon his employment with the Company. They were valued at the share price he commenced his employment with the company (April 1, 2000).

c. Dr. Fatora received options to purchase up to 1,200,000 shares of the Corporation's common stock at exercise prices of $0.45 and $0.90 per share. The options vest the earlier of seven years from issue or the achievement of certain performance objectives. The options expire in Fiscal 2010. He also received options for 200,000 shares which vest ratably on April 1, 2001 and 2002 at an exercise price of $0.45 per share and expire in fiscal 2010.

          The 1,600 000 option grants to Messrs. Ekstrom and Jaynes are fully vested. The options issued in Fiscal 1998 are at an exercise price of $0.05 per share and expire on March 5, 2008.. Mr. Ekstrom's option issued in Fiscal 1996 to purchase up to 600,000 shares of Common Stock at an exercise price of $0.15 per share had their expiration date extended from October 31, 2000 to October 31, 2010 at the September 17, 1999 meeting of the Compensation Committee..

          The 600,000 option grant to Mr. Ekstrom in Fiscal 2000 has 150,000 shares vested with the remaining shares vesting ratably on May 1, 2001, 2002 and 2003. The exercise price of these options is $0.75 per share and the options expire in Fiscal 2010.

d. Represents premiums on $1 million life insurance policy on the life of Dr. Jaynes whose beneficiary is Dr. Jaynes' family.


                  OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                Individual Grants
                  --------------------------------------------

                                    % of Total
                  Number of         Options
                  Securities        Granted to                                  Market
                  Underlying        Employees       Exercise                    Price
                  Options           in Fiscal        Price     Expiration       At Date
Name              Granted           Year (%)         ($/Sh)    Date             Grant
----              -------           ---------        -----     ----------       -------


Richard D.
  Ekstrom            600,000           26.4%         0.75     10/31/10             N/A

S. Robert
  Fatora             900,000           61.5%         0.45     03/05/08             0.88
                     600,000                         0.90     03/05/08             N/A

(A) The 600,000 option grant to Mr. Ekstrom in Fiscal 2000 has 150,000 shares vested with the remaining shares vesting ratably on May 1, 2001, 2002 and 2003. The exercise price of these options is $0.75 per share and the options expire in Fiscal 2010.

(B) Dr. Fatora received options to purchase up to 1,200,000 shares of the Corporation's common stock at exercise prices of $0.45 and $0.90 per share. The options vest the earlier of seven years from issue or the achievement of certain performance objectives. The options expire in Fiscal 2010. He also received options for 200,000 shares which vest ratably on April 1, 2001 and 2002 at an exercise price of $0.45 per share and expire in fiscal 2010.

COMPENSATION OF DIRECTORS

The directors of the Company are reimbursed for expenses that they incur in performing Board duties

During Fiscal 2000, the members of the Company's Board of Directors received the following options to purchase shares of the Company's Common Stock. All of these options expire in Fiscal 2005.

Director                            Options to Purchase       Exercise Price
--------                            -------------------       --------------

John Bridwell                         25,000 shares                $0.50
Konrad Weis                           25,000 shares                $0.50
James Colker (A)                      25,000 shares                $0.50
Robert Hannan                         25,000 shares                $0.50
Jerry Hook (B)                       100,000 shares                $0.45
Jerry Hook                            25,000 shares                $0.50

(A) Mr. Colker assigned his options to the CEO Venture Fund III of which he is the Managing General Partner.

(B) Mr. Hook received 100,000 options upon his appointment to the Board of Directors and 25,000 options upon his reelection to the Board of Directors.

DIRECTORS

The following table lists, as of December 31, 2000 the following information concerning each director: his principal occupation or employment; age; the year in which he first became a director of the Corporation; and any directorships in public companies.


                                                                                                     DIRECTOR
NAME, PRINCIPAL OCCUPATION, AND AGE                                                                   SINCE

NOMINEES ELECTED BY COMMON STOCKHOLDERS
RICHARD D. EKSTROM                                                                                     1996

Richard D. Ekstrom has served as Chairman of the Board of Directors and President of the Company since January 1996. Mr. Ekstrom was Chief Financial
Officer from December 1994 until August 1998. Mr. Ekstrom holds a B.A. from
Cornell University and an M.B.A. from Boston University. From 1990 through 1991,
Mr. Ekstrom was President of Cost Containment Corporation and from 1993 through
1994, he was Chief Operating Officer of Preferred Solutions Inc., both of which were start-up pharmacy benefit management companies. Mr. Ekstrom is a member of the Board of Directors of Access Health Alternative, Inc., a nutritional health care company. Age, 56.

JESSE M. JAYNES                                                                                        1992

Jesse M. Jaynes, Ph.D. is a Co-Founder of the Company and has served as Vice
President of Research since 1992. He is the Company's Chief Scientist and the inventor of the core technologies. He holds A.S. in Biology from the College of Eastern Utah, a B.S. in Zoology from Southern Utah State University and earned his doctorate in BioChemistry at Brigham Young University. He completed postdoctoral fellowships in the Department of Plant Pathology at Montana State
University and the Plant Growth Laboratory at the University of California,
Davis before joining the faculty of Louisiana State University in 1985. Age, 49.

JOHN BRIDWELL                                                                                          1999

John Bridwell has been President of Ditch Witch of Oklahoma for the past 20 years. Presently, he is involved with an Oklahoma health care company; Health
Heaven, Shepard Mall Partnership, Riva Finance Co. and the City of Edmond
Economic Development. He also currently serves as director of First Enterprise
Bank of Oklahoma City. Age, 68.

ROBERT E. HANNAN                                                                                       1999

Robert E. Hannan is the Principal and Chief Executive Officer of the Genesis
Group, a diversified business consulting firm since 1981. Genesis Group has served the health care and biotechnology industries since its inception. Mr.
Hannan is also Founder and Chief Executive Officer of POV Incorporated, a strategic management publishing firm and is Founder and Editorial Director of four health care news releases under the brand name The Genesis Report. Mr.
Hannan is a member of the American Association for the Advancement of Science and the New York Academy of Science. Mr. Hannan is a member of the Board of Directors of four privately held Healthcare and Biotechnology companies. Age, 53.

NOMINEE ELECTED BY ALL STOCKHOLDERS

JERRY B. HOOK                                                                                          1999

Jerry B. Hook, Ph.D., is the former Chairman of the Board and CEO of Sparta
Pharmaceuticals, Inc., which was recently sold to Supergen, Inc. Dr. Hook was previously President and CEO of Lexin Pharmaceutical, which was acquired by Sparta in 1996. Prior to Lexin, he was Senior Vice President and Director,
Research and Development SmithKline Beecham Pharmaceuticals. Dr. Hook sits on the Board of Directors of two privately held biotechnology firms. Dr. Hook was Professor of Pharmacology and Toxicology at Michigan State University and
Director, Center for Environmental Toxicology. Age, 62.

NOMINEES ELECTED BY PREFERRED  STOCKHOLDERS

KONRAD WEIS                                                                                            1998

Konrad M. Weis, Ph.D., is the former President and Chief Executive Officer of
Bayer USA, the American subsidiary of Bayer AG, a chemical, pharmaceutical and information company. Dr. Weis is currently on the boards of PNC Equity
Management Corporation, Titan Pharmaceuticals and Visible Genetics, Inc. In addition, he is a trustee of Carnegie Mellon University and the Heinz
Endowments. Age, 72.

JAMES COLKER                                                                                           1998

James Colker is the Managing General partner of the CEO Venture Fund. He is also a director of the Pittsburgh Technology Council, the Pennsylvania Technology
Council and trustee of Penn Southwest Association, as well as a board member of a number of small advanced technology companies. Previously, Mr. Colker was Chairman and Chief Executive Officer of Contraves Goerz Corporation. Age, 72.


Messrs. Colker and Weis are affiliates of CEO Venture Fund, which purchased
4,444,444 shares of the Company's Preferred Stock in June of 1998 prior to their election to the Board of Directors. None of the other nominees has been a party to any transaction with the Company during the last 3 years except, with respect to nominees who are also employees of the Company, various transactions related solely to the terms of their employment.

All of the aforementioned Directors were re-elected at the Company's annual meeting of stockholders on February 16, 2001.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 16, 2001, the ownership of the Company's Common Stock and Convertible Preferred Stock by (i) each director of the Company, (ii) all executive officers and directors of the Company as a group, and (iii) all persons known by the Company to own more that 5% of the Company's Common and Convertible Preferred Stock.


                                                        Beneficial Ownership
                                                        --------------------
                              Title of            Number of
Name and Address              Class               Shares   (1)           % (1)
------------------            ---------           ------------           -----

Richard D. Ekstrom (2)        Common              2,728,250              6.64%
1051 Brinton Road
Pittsburgh, PA   15221

Jesse M. Jaynes, Ph.D. (3)    Common              1,996,626              4.89%
1051 Brinton Road
Pittsburgh, PA   15221

John Bridwell     (5)         Common              1,059,937              2.70%
1051 Brinton Road
Pittsburgh, PA   15221

Robert E. Hannan (4)          Common                160,000              0.41%
1051 Brinton Road
Pittsburgh, PA   15221

Konrad Weis Ph.D. (8)         Common              1,009,616              2.57%
1051 Brinton Road
Pittsburgh, PA   15221

James Colker (6)              Common             10,285,000             23.27%
2000 Technology Drive
Suite 160
Pittsburgh, PA   15219

Jerry B. Hook Ph.D. (4)       Common                160,000              0.41%
1051 Brinton Road
Pittsburgh, PA   15221

S. Robert Fatora Ph.D. (9)    Common                300,000              0.76%
1051 Brinton Road
Pittsburgh, PA   15221

Mary L. Silverberg (7)        Common                137,336              0.35%
1051 Brinton Road
Pittsburgh, PA   15221

All Directors and Officers    Common             17,836,765             36.43%
as a group (9 persons)

(1) Beneficial ownership is determined in accordance with the rules of the Securities &

Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of February 16, 2001, are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.

(2) Includes 1,850,000 shares of Common Stock issuable upon the exercise of options that are currently exercisable.

(3) Includes 1,600,000 shares of Common Stock issuable upon the exercise of options that are currently exercisable and 15,000 shares of Common Stock owned by Mr. Jaynes' minor child over which he claims beneficial ownership.

(4) Includes 160,000 shares of Common Stock issuable upon the exercise of options that are currently exercisable.

(5) Includes 75,000 shares of Common Stock issuable upon the exercise of options that are currently exercisable

(6) Mr. Colker is the Managing General Partner of the CEO Venture Fund III ("CEO") and, therefore, has beneficial ownership over the Company's 400,000 shares of the Company's Common Stock, Convertible Preferred Stock and related Warrants held by CEO. The 4,444,444 shares of Convertible Preferred Stock are convertible into 4,444,444 shares of the Company's Common Stock. Additionally, CEO has a Warrant to purchase 4,965,556 shares of the Company's Common Stock at an exercise price of $0.45 per share. The Warrant expires on June 14, 2008. Additionally CEO has a warrant to purchase 400,000 shares of the Company's Common Stock at an exercise price of $0.75 per share. This Warrant expires on March 31, 2005

Additionally, Mr. Colker has assigned options that he received as a Director of the Company, to purchase 75,000 shares of Common Stock to the CEO Venture Fund
III. The options are currently exercisable.

(7) Includes 60,000 shares of Common Stock issuable upon the exercise of options that are currently exercisable. Additionally, she has a warrant to purchase 10,668 shares of the Company's Common Stock at an exercise price of $0.75 per share. The Warrant expires on March 31, 2005.

(8) Includes 75,000 shares of Common Stock issuable upon the exercise of options that are currently exercisable. Additionally he has a warrant to purchase 200,000 shares of the Company's Common Stock at an exercise price of $0.75 per share. The Warrant expires on March 31, 2005. Mr. Weis is the managing partner of Weis Capital Fund LP ("Fund") and, therefore, has beneficial ownership over the Fund's 100,000 shares of the Company's Common Stock and 100,000 Warrants held by the Fund. The Warrant is at an exercise price of $0.75 per share. The Warrant expires on March 31, 2005

(9) Does not include 1,400,000 shares of Common Stock issuable upon the exercise of options that are not vested and are therefore currently unexercisable. The majority of these options vest and become exercisable upon the achievement of certain contractually determined benchmarks.

INTEREST OF NAMED EXPERTS AND COUNSEL

LEGAL MATTERS

The validity of the securities offered by this prospectus have been passed upon for the registrant by Buchanan Ingersoll Professional Corporation, Pittsburgh, PA.

EXPERTS

The financial statements of Demegen, Inc at September 30, 2000 and 1999, and for the years ended September 30, 2000, 1999 and 1998, appearing in this Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


DESCRIPTION OF SECURITIES

The Company has authorized for issuance 140,000,000 share of capital stock, of which 40,000,000 share are designated as preferred stock, $0.001 par value and 100,000,000 share are designated as common stock, $0.001 par value. The following is a brief description of the Preferred and Common Stock.

COMMON STOCK

Each holder of Common Stock is entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders except for the election of two directors. Additionally, all holders of Preferred Stock are entitled to vote their shares on a one share for one share basis on all matters submitted for the approval of the Common Shareholders. In all matters other than the election of Directors, when a quorum is present at any stockholders' meeting, the affirmative vote of the majority of shares present in person or represented by proxy shall decide any question before such meeting. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at a stockholders' meeting. The Board of Directors of the Company currently consists of eight members but effective with the Annual Meeting on January 22, 1999 it will be reduced to six members. The Board of Directors is divided into three classes of Directors serving one-year terms and until their successors are elected and qualified. The holders of Preferred Stock have the right to elect two of the members of the Board of Directors, the Common Shareholders and Preferred Stockholders elect one member of the Board of Directors; and the Common Shareholders elect three members of the Board of Directors. At the October 16, 1998 meeting of the Board of Directors the Board of Directors was expanded to seven members for one year with the Common Stockholders electing this additional member of the Board of Directors.

The holders of Common Stock are not entitled to cumulative voting rights with respect to the election of Directors, and, as a consequence, minority stockholders will not be able to elect Directors on the basis of their votes alone. Subject to preferences that are applicable to the outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor.

In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock would be entitled to share ratably in all assets remaining after payment of liabilities and the satisfaction of any liquidation preference of any then outstanding series of Preferred Stock, including the Convertible Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock.. All outstanding shares of Common Stock are fully paid and nonassessable.

As of February 16, 2001, there were 34,779,778 shares of Common Stock outstanding (excluding 4,444,444 shares of Common Stock issuable upon the conversion of 4,444,444 shares of Convertible Preferred Stock) held of record by 503 stockholders. Options to purchase 7,735,000 shares of Common stock were outstanding (5,401,667 vested) and 13,108,414 shares of Common Stock issuable upon the exercise of Stock Warrants including 4,965,556 shares of Common Stock issuable upon the exercise of the Stock Warrant held by the holder of the of Convertible Preferred Stock.

TRANSFER AGENT

The Transfer Agent and Registrar for the Company's Common Stock is American Securities Transfer and Trust Company

PREFERRED STOCK

The Company has 4,444,444 shares of Convertible Preferred Stock outstanding. The Convertible Preferred Stock is convertible into 4,444,444 shares of Common Stock. The following description of the preferences, limitations and relative rights of the Convertible Preferred Stock is qualified in its entity by reference to the Restated Articles of Incorporation of the Company which is filed as an exhibit to this Registration Statement.

DIVIDENDS The holders of the Convertible Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends at the rate of $0.036 per share, semi-annually, on each outstanding share of

Convertible Preferred Stock, Such dividends have a priority over any dividends paid on the Common Stock. Dividends on the Convertible Preferred Stock are cumulative and the right to such dividends shall accrue to holders of Convertible Preferred Stock until declared by the Board of Directors. The Company does not anticipate declaring any cash dividends in the foreseeable future.

LIQUIDATION PREFERENCE In the event of any liquidation, dissolution or winding up of the Company, the holders of Convertible Preferred Stock shall be entitled receive the greater of $0.45 per share of Convertible Preferred Stock, plus all unpaid and accrued dividends thereon, computed to the date payment thereof is made available or the amount the holders of such shares of Convertible Preferred Stock would otherwise be entitled had each such share of Convertible Preferred Stock been converted into Common Stock, as discussed in the following paragraph, immediately prior to such liquidation, dissolution or winding up.

CONVERSION Each share of Convertible Preferred Stock is convertible at any time, at the option of the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as shall be determined by multiplying the number of shares of Convertible Preferred Stock so to be converted by $0.45 and dividing the result by the conversion price of $0.45 per share. In addition, if at any time the Company shall effect a firm commitment underwritten public offering of shares of Common Stock in which the aggregate price paid for such shares by the public shall be at least $8,000,000, then effective immediately before the closing of the sale of such shares by the Company pursuant to such public offering, all outstanding shares of Convertible Preferred Stock shall automatically convert to share of Common Stock.

REDEMPTION The shares of Convertible Preferred Stock shall be redeemable on a voluntary basis at the election of any holder of shares of Convertible Preferred Stock upon atleast 90 days notice to the Company, the Company shall redeem from such holder on or at any time after May 31, 2003, 2004 and 2005 up to one-third of the shares of Convertible Preferred Stock held by such holder, with the intent that, should any holder so elect, at any time after May 31, 2005, the total number of shares held by such holder would be subject to redemption. The Convertible Preferred Stock to be redeemed shall be paid for in cash at an amount equal to the greater of (I) $0.45 per share plus, in the case of each share, an amount equal to all accruing dividends unpaid thereon (whether or not declared), or (ii) such amount per share as would have been payable has each such share been converted to Common Stock immediately prior to the actual date of redemption.

VOTING RIGHTS The holders of shares of Convertible Preferred Stock vote on matters on an as converted basis, ie. each share of Preferred Stock has one vote as does each owner of a share of Common Stock.

WARRANTS The holder of the Convertible Preferred Stock has a warrant to purchase 4,965,556 shares of Common Stock of the Company at $0.45 per share of Common Stock. The Warrant is exercisable, in whole or in part, through June 14, 2008. The Company may call the Warrant at any time after December 31, 1998 provided the Company's Common Stock has been in excess of $1.50 per share for each of the forty consecutive trading days immediately preceding the date of the call.

Upon receipt of the call, the Warrant holder shall have sixty days to elect to exercise all or a portion of this Warrant. Upon such exercise, in addition to receiving the number of shares of Common Stock to which the holder shall be entitled, the holder of the Warrant also shall receive a new Warrant ("Replacement Warrant"). The Replacement Warrant shall be exercisable for one share of Common Stock for every two shares of Common Stock purchased in response to the aforementioned call. The exercise price of the Replacement Warrant is $1.50 per share and the term of the Replacement Warrant shall be the longer of two years from the date of the issuance or the balance of the original term of the Warrant.


WARRANTS


Exclusive of the aforementioned Warrant, held by the owner of the Preferred Stock, to purchase 4,965,556 shares of Common Stock the Company issued Warrants to purchase up to 5,642,879 shares of Common Stock to investors that participated in the Company's fund raising in March 2000. The investors were offered one unit at $0.50 per unit. Each unit consisted of one share of restricted common stock and a warrant to purchase one share of the Company's Common Stock for $0.75 per share. The warrant expires the earlier of March 31, 2005 or 60 days after a call by the Company. The Company may call the warrants at any time after March 31, 2001, provided that the price of the Company's common stock has been in excess of $1.50 per share for each of the forty consecutive trading days immediately preceding the date of the call. Upon receipt of the call, warrant holders shall have sixty days to elect to exercise all or a portion of the warrants.

The Company has agreed to file a registration statement with the Securities & Exchange Commission to register all common stock which comprise the unit and the common stock issuable from the exercise of the warrant on or before March 31, 2001.

Additionally, the Company issued a warrant in October 2000 to an investment banker to purchase up to 200,000 shares of Common Stock at an exercise price of $1.00 per share. This Warrant expires on August 16, 2003. The Common Shares underlying this warrant are not being registered as part of this Registration Statement.

At the inception of the license agreement in the second quarter of Fiscal 2001, the Company issued to Periodontix warrants to purchase up to 2,300,000 Common Shares of the Company's Common Stock at an exercise price of $1.25 per share. The warrants have a five year term and are callable by the Company if the price of the Company's common Stock trades above $2.50 per shares for twenty consecutive trading days. The Common Shares underlying this warrant are not being registered as part of this Registration Statement.


DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

In accordance with the Colorado Business Corporation Act (the "Act"), the Company's Articles of Incorporation (the "Articles") contain provisions which provide indemnification rights to officers, directors, employees and agents of the Company ("Potential Indemnitees"), subject to certain limitations set forth in the Act and in the Articles. A Potential Indemnitee has a right of mandatory indemnification by the Company if he is successful on the merits in defense of any proceeding brought against him for actions taken on behalf of the Company. Under the Articles, the Corporation may indemnify a Potential Indemnitee if the Board of Directors shall determine that Potential Indemnitee acted in good faith and in a manner he reasonably believed to be in the best interests of the Company, and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. The Company may advance a Potential Indemnitee the expense incurred in defense of any action upon receipt of an agreement of the Potential Indemnitee to repay the expenses unless it is determined that he is entitled to indemnification under the Articles. In addition, the Articles also provide that the directors of the Company shall not be liable to the Company or its stockholders to the fullest extent permitted by the Act.

                      WHERE YOU CAN OBTAIN MORE INFORMATION

Demegen files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy, upon payment of a fee set by the SEC, any document that we file with the SEC at its public reference rooms in Washington, D.C. at 450 Fifth Street, N.W. 20549, New York, New York at Seven World Trade Center, 13th Floor, Suite 1300, 10048, and Chicago, Illinois at Citicorp Center, 500 West Madison Street, 14th Floor, Suite 1400, 60601. You may also call the SEC at 1-800-432-0330 for more information on the public reference rooms. Our filings are also available to the public on the internet, through the SEC's EDGAR database. You may access the EDGAR data base at the SEC's web site at HTTP://WWW.SEC.GOV.

This prospectus is part of a registration statement on Form SB-2 we have filed with the SEC relating to our common stock registered under this Prospectus. As permitted by SEC rules, this Prospectus does not contain all of the information contained in the registration statement and accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about us and our common stock. The registration statement, exhibits and schedules are also available at the SEC's public reference rooms or through its EDGAR database on the internet.

You may obtain a copy of these filing at no cost by writing to us at Demegen, Inc., 1051 Brinton Road, Pittsburgh, PA 15221 or by telephoning us at 412-241-2150.


FINANCIAL STATEMENTS

Each of the following items are contained in the Company's financial statements and are set forth herein beginning on page F-1.

         (i)      Report of Ernst & Young LLP, Independent Auditors

         (ii) Balance Sheets as of September 30, 2000 and 1999, and December 31, 2000 (unaudited)

         (iii) Statements of Operations for the Years Ended September 30, 2000, 1999 and 1998 and for the period December 6, 1991 (inception) to September 30, 2000

         (iv) Statements of Operations for the Quarters Ended December 31, 2000 and 1999 and for the period December 6, 1991 (inception) to December 31, 2000 (unaudited)

         (v) Statements of Stockholders' Deficit for the Years Ended September 30, 2000, 1999 and 1998 and for the period December 6, 1991 (inception) to December 31, 2000, and for the three months ended December 31, 2000 (unaudited)

         (vi) Statements of Cash Flows for the Years Ended September 30, 2000, 1999 and 1998 and for the period December 6, 1991 (inception) to September 30, 2000

         (vii) Statements of Cash Flows for the Quarters Ended December 31, 2000 and 1999 and for the period December 6, 1991 (inception) to December 31, 2000

         (viii)   Notes to Financial Statements

[ERNST & YOUNG LLP LETTERHEAD]



                         Report of Independent Auditors

Board of Directors
Demegen, Inc.

We have audited the accompanying balance sheets of Demegen, Inc. (a development stage company) as of September 30, 2000 and 1999, and the related statements of operations, shareholders' deficit, and cash flows for the years ended September 30, 2000, 1999 and 1998 and for the period from December 6, 1991 (inception) through September 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements for the period from December 6, 1991 (inception) through September 30, 1994, were audited by other auditors whose report dated November 10, 1994, expressed an unqualified opinion on those statements and included an explanatory paragraph regarding the entity's ability to continue as a going concern, that is not included in our current report as the result of additional financing obtained by the Company. The financial statements for the period December 6, 1991 (inception) through September 30, 1994, include total revenues and net loss of $1,116,800 and $3,056,682, respectively. Our opinion on the statements of operations, shareholders' deficit, and cash flows for the period December 6, 1991 (inception) through September 30, 2000, insofar as it relates to amounts for prior periods through September 30, 1994, is based solely on the report of other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Demegen, Inc. (a development stage company) at September 30, 2000 and 1999, and the results of its operations and its cash flows for the years ended September 30, 2000, 1999, and 1998, and for the period from December 6, 1991 (inception) through September 30, 2000, in conformity with generally accepted accounting principles.


                              /s/ ERNST & YOUNG LLP


Pittsburgh, PA
November 17, 2000

                                  Demegen, Inc.
                          (A Development Stage Company)

                                 Balance Sheets

                                                         DECEMBER 31           SEPTEMBER 30
                                                             2000                  2000                1999
                                                         ------------------------------------------------------
                                                         (UNAUDITED)
ASSETS
Current assets:
   Cash and cash equivalents                             $1,509,994           $1,825,352            $  583,585
   Accounts receivable                                            -               22,409                22,546
   Prepaid expenses and other current assets                      -                   --                 2,057
                                                         ------------------------------------------------------
Total current assets                                      1,509,994            1,847,761               608,188

Property and equipment:
   Furniture and equipment                                  209,933              201,389               195,786
   Computer hardware and software                           164,412              164,412               165,758
                                                         -------------------------------------------------------
                                                            374,345              365,801               361,544
   Less accumulated depreciation and amortization          (224,427)            (208,971)             (151,219)
                                                         -------------------------------------------------------
                                                            149,918              156,830               210,325
Intangible assets:
   Licenses                                                 245,000              245,000               245,000
   Patents                                                  367,784              359,837               248,436
                                                         ------------------------------------------------------
                                                            612,784              604,837               493,436
Less accumulated amortization                              (297,836)            (297,836)             (227,444)
                                                         ------------------------------------------------------
                                                            296,948              307,001               265,992
Other Assets                                                 93,919                    -                     -
                                                         -------------------------------------------------------
Total assets                                             $2,050,779           $2,311,592            $1,084,505
                                                         =======================================================



                                                               DECEMBER 31           SEPTEMBER 30
                                                                  2000                  2000                1999
                                                         ------------------------------------------------------
                                                               (UNAUDITED)
LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
   Accounts Payable                                                 $247,412             $ 263,303        $354,988
   Accrued payroll                                                    57,261                97,261          28,442
   Unearned revenue                                                  280,000                    --          91,667
   Current portion of notes payable                                   44,425                42,000          63,558
   Other liabilities                                                  22,598                31,789          62,684
                                                            ------------------------------------------------------
Total current liabilities                                            651,696               434,353         601,339

Notes payable                                                        364,859               360,180         203,147
Other                                                                120,946               117,261          67,107

                                                            ------------------------------------------------------
Total liabilities                                                  1,137,501               911,794         871,593

Commitments and contingency

Redeemable convertible preferred stock, $.001 par value--
   40,000,000 shares authorized; 4,444,444 shares issued
   and outstanding                                                 2,101,101             2,033,787       1,768,846

Shareholders' deficit:
   Common stock, $.001 par value--100,000,000 shares
     authorized; 32,429,778, 32,304,778 and 26,361,899
     shares issued and outstanding at December 31, 2000,
     September 30, 2000 and 1999, respectively                        32,430                32,305          26,362
   Warrants                                                        1,343,004             1,287,004         497,000
   Deferred Compensation                                            (322,498)             (343,999)             --
   Subscription receivable                                          (146,682)             (188,511)             --
   Additional paid-in capital                                     14,625,214            14,619,089      12,040,166
   Deficit accumulated during the development stage              (16,719,291)          (16,039,877)    (14,119,462)
                                                            ------------------------------------------------------
Total shareholders' deficit                                       (1,187,823)             (633,989)     (1,555,934)
                                                            ------------------------------------------------------
Total liabilities and shareholders' deficit                     $  2,050,779          $  2,311,592    $  1,084,505
                                                            ======================================================


See accompanying notes.

                                  Demegen, Inc.
                          (A Development Stage Company)

                            Statements of Operations



                                                                                                    PERIOD FROM
                                                                                                  DECEMBER 6, 1991
                                                                                                   (INCEPTION) TO
                                                         YEAR ENDED SEPTEMBER 30                    SEPTEMBER 30,
                                                2000               1999                1998             2000
                                        ----------------------------------------------------------------------------
Income:
   License                                  $   220,000        $   350,000        $   906,651         $  1,576,651
   Grant and other                              472,432            708,475            425,398            2,827,308
   Interest                                      71,333             60,101             44,869              176,303
                                        ----------------------------------------------------------------------------
Total income                                    763,765          1,118,576          1,376,918            4,580,262
Expenses:
   Research and development                   1,560,981          1,513,680            880,965            7,053,866
   General and administrative                   709,533            784,891          2,338,817           10,382,152
   Interest                                      14,207              3,140             28,295              996,931
   Depreciation and amortization                134,526            154,607            122,594              578,062
                                        ----------------------------------------------------------------------------
Total expenses                                2,419,247          2,456,318          3,370,671           19,011,011
                                        ----------------------------------------------------------------------------
Net loss                                     (1,655,482)        (1,337,742)        (1,993,753)         (14,430,749)
Preferred dividend and accretion
    amounts                                    (264,933)          (258,362)        (1,085,833)          (1,609,128)
                                        ----------------------------------------------------------------------------
Net loss applicable to common stock         $(1,920,415)       $(1,596,104)       $(3,079,586)        $(16,039,877)
                                        ============================================================================
Net loss per common share, basic and
   diluted                                  $    ($0.06)       $     (0.06)       $     (0.13)
                                        ============================================================================
Weighted average common stock
   outstanding                               29.759,153          26,255,104         23,867,091
                                        ============================================================================


See accompanying notes.

                                  DEMEGEN, INC
                            STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                                        FOR THE THREE MONTHS              INCEPTION
                                                                         ENDED DECEMBER 31,          (DECEMBER 6,   1991)
                                                                                                                 TO
                                                                      2000               1999            DECEMBER 31, 2000
                                                                  ------------        -----------        -----------------

INCOME                                                             $     186,451     $    424,701        $    4,766,713

EXPENSES:
Research and development                                                 495,931          200,793             7,549,797
General & administration                                                 250,700          169,199            10,632,852
Interest                                                                   4,462            1,011             1,001,393
Depreciation and amortization                                             47,456           41,377               625,518
                                                                   -------------     ------------        --------------

TOTAL EXPENSES                                                           798,549          412,380            19,809,560
                                                                   -------------     ------------        --------------

NET INCOME (LOSS)                                                       (612,098)          12,321           (15,042,847)

Preferred dividend and accretion amounts                                 (67,316)         (65,602)           (1,676,444)
                                                                   --------------    -------------       ---------------

NET LOSS APPLICABLE TO COMMON STOCK                                $    (679,414)    $    (53,281)       $  (16,719,291)
                                                                   ==============    =============       ===============


INCOME (LOSS) PER SHARE OF COMMON STOCK, BASIC AND DILUTED         $       (0.02)     $      0.00
                                                                   =============     ============


WEIGHTED AVERAGE COMMON STOCK OUTSTANDING                             32,310,213       26,361,899
                                                                   =============     ============


See accompanying notes.

                                  Demegen, Inc.
                          (A Development Stage Company)
                       Statements of Shareholders' Deficit

                                                                                              COMMON STOCK
                                                                      AVERAGE    ---------------------------------
                                                                       PRICE                                               DEFERRED
                                                                     PER SHARE       SHARES         AMOUNT    WARRANTS  COMPENSATION
                                                                    ------------ -------------- ------------ ---------- ------------
   Acquired in merger with Excelsior Capital Corporation                             10,743,571      $10,744     $  --    $      --
   Loss from inception (December 6, 1991) to September 30, 1992                              --           --        --           --
   Capital contributed by a shareholder                                                      --           --        --           --
   Proceeds from the sale of unrestricted shares contributed by
     shareholders in exchange for restricted shares                        $.62         439,045          439        --           --
   Payment of debt with stock warrants                                                       --           --        --           --
   Payment of interest with stock warrants                                                   --           --        --           --
   Issuance of receivable from officer                                                       --           --        --           --
   Net loss for the year                                                                     --           --        --           --
                                                                                   ------------- ------------- --------- -----------
Balance at September 30, 1993                                                        11,182,616       11,183        --           --
   Proceeds from the sale of unrestricted shares by shareholders
     in exchange for restricted shares                                      .75         691,738          692        --           --
   Issuance of stock for consulting services                               1.54          58,336           58        --           --
   Issuance of stock subscriptions for loan origination fee                1.14         131,250          131        --           --
   Payment of interest with stock warrants                                                   --           --        --           --
   Net loss for the year                                                                     --           --        --           --
                                                                                   ------------- ------------- --------- -----------
Balance at September 30, 1994                                                        12,063,940       12,064        --           --
   Proceeds from the sale of restricted common shares                      1.06         193,133          193        --           --
   Issuance of restricted shares in exchange for unrestricted
     shares contributed by shareholders                                                 171,694          172        --           --
   Proceeds from the sale of unrestricted shares contributed by
     shareholders in exchange for restricted shares                        2.18              --           --        --           --
   Issuance of restricted shares for payment of
     services/compensation                                                  .89         402,251          402        --           --
   Issuance of warrants                                                                      --           --        --           --
   Payment of interest with stock warrants                                                   --           --        --           --
   Net loss for the year                                                                     --           --        --           --
                                                                                   ------------- ------------- --------- -----------
Balance September 30, 1995                                                           12,831,018       12,831        --           --
   Proceeds from the sale of common shares                                  .70         683,250          683        --           --
   Issuance of shares for payment of services/compensation                  .60         890,868          891        --           --
   Issuance of shares in settlement of outstanding debt
     and other obligations                                                  .47       4,468,285        4,468        --           --
   Payment of interest with warrants                                                         --           --        --           --
   Net loss for the year                                                                     --           --        --           --
                                                                                   ------------- ------------- --------- -----------
Balance at September 30, 1996                                                        18,873,421       18,873        --           --
   Proceeds from the sale of restricted and unrestricted common shares      .36         340,000          340        --           --
   Issuance of shares for payment of services/compensation                  .41       1,178,258        1,178        --           --
   Issuance of shares in exchange for patent and technology license         .35         700,000          700        --           --
   Issuance of restricted shares in exchange for unrestricted
     shares contributed by shareholders                                                 162,720          163        --           --
   Exchange of amounts due to related parties for restricted shares         .33         450,000          450        --           --
   Exchange of redemption right of related party for additional
     restricted shares                                                      .33         145,000          145        --           --
   Settlement of amounts due to related parties through debt
     forgiveness and issuance of shares                                                      --           --        --           --
   Net loss for the year                                                                     --           --        --           --
                                                                                   ------------- ------------- --------- -----------
Balance at September 30, 1997                                                        21,849,399       21,849        --           --
   Proceeds from exercise of stock options                                 $.05       1,750,000        1,750        --           --
   Compensation expense from Stock option activity                                           --           --        --           --
   Issuance of warrants                                                                      --           --   497,000           --
   Allocation of conversion feature of redeemable convertible
     preferred stock                                                                         --           --        --           --
   Accretion of conversion feature of redeemable convertible
     preferred stock                                                                         --           --        --           --
   Dividends on redeemable convertible preferred stock                                       --           --        --           --
   Accretion of redeemable convertible preferred stock                                       --           --        --           --
   Issuance of shares for payment of collaborators                         $.47          20,000           20        --           --
   Settlement of employee litigation                                       $.36       1,975,000        1,975        --           --
   Issuance of shares for services                                         $.47         187,500          188        --           --
   Issuance of additional shares to venture capital
     funds and individual investors                                                      85,000           85        --           --
   Net loss for the year                                                                     --           --        --           --
                                                                                   ------------- ------------- --------- -----------
Balance at September 30, 1998                                                        25,866,899       25,867    497,000
   Dividends on redeemable convertible preferred stock                                       --           --        --           --
   Accretion of redeemable convertible preferred stock                                       --           --        --           --
   Proceeds from exercise of Stock options                                 $.05         350,000          350        --           --
   Issuance of shares for services                                        $0.46         145,000          145
   Extension of expiration date of stock option                                              --           --        --           --
   Net loss for the year                                                                     --           --        --           --
                                                                                   ------------- ------------- --------- -----------
Balance at September 30, 1999                                                        26,361,899       26,362    497,000
   Dividends on redeemable convertible preferred stock                                       --           --        --           --
   Accretion of redeemable convertible preferred stock                                       --           --        --           --
   Proceeds from sale of common stock and warrants, net of
      Issuance costs of $126,783                                          $0.50       5,566,004        5,566    779,241          --
   Issuance of shares and options for services/compensation               $0.88         376,875          377     10,763    (387,000)
   Amortization of stock based compensation                                                  --           --        --       43,001
   Net loss for the year                                                                     --           --        --           --
                                                                                   ------------- ------------- --------- -----------
Balance at September 30, 2000                                                        32,304,778       32,305  1,287,004    (343,999)
   Dividends on redeemable convertible preferred stock (unaudited)                           --           --        --           --
   Accretion of redeemable convertible preferred stock (unaudited)                           --           --        --           --
   Proceeds from exercise of stock options (unaudited)                    $0.05         125,000          125        --           --
   Amortization of stock based compensation (unaudited)                                      --           --        --       21,501
   Issuance of warrant for common stock (unaudited)                          --              --       56,000        --
   Net loss for the quarter (unaudited)                                                      --           --        --           --
                                                                                   ------------- ----------- ---------   ----------
Balance at December 31, 2000 (unaudited)                                             32,429,778      $32,430 $1,343,004  $(322,498)
                                                                                   ============= =========== ==========  ==========
See accompanying notes

                                            F-4


                                                                                                        DEFICIT
                                                                                                      ACCUMULATED
                                                                       ADDITIONAL     RECEIVABLE       DURING THE
                                                                        PAID-IN           FROM         DEVELOPMENT
                                                                        CAPITAL       SHAREHOLDERS        STAGE          TOTAL

                                                                      --------------------------------------------------------------

   Acquired in merger with Excelsior Capital Corporation              $   312,681   $      --        $          --     $   323,425
   Loss from inception (December 6, 1991) to September 30, 1992                --          --             (244,100)       (244,100)
   Capital contributed by a shareholder                                   123,700          --                  --          123,700
   Proceeds from the sale of unrestricted shares contributed by
     shareholders in exchange for restricted shares                       272,461          --                  --          272,900
   Payment of debt with stock warrants                                     33,333          --                  --           33,333
   Payment of interest with stock warrants                                 17,774          --                  --           17,774
   Issuance of receivable from officer                                         --     (65,117)                 --          (65,117)
   Net loss for the year                                                       --          --          (1,044,154)      (1,044,154)
                                                                      --------------------------------------------------------------
   Balance at September 30, 1993                                          759,949     (65,117)         (1,288,254)        (582,239)
   Proceeds from the sale of unrestricted shares by shareholders
     in exchange for restricted shares                                    517,708          --                  --          518,400
   Issuance of stock for consulting services                               89,942          --                  --           90,000
   Issuance of stock subscriptions for loan origination fee               149,869          --                  --          150,000
   Payment of interest with stock warrants                                 56,164          --                  --           56,164
   Net loss for the year                                                       --          --          (1,768,428)      (1,768,428)
                                                                      --------------------------------------------------------------
   Balance at September 30, 1994                                        1,573,632     (65,117)         (3,056,682)      (1,536,103)
   Proceeds from the sale of restricted common shares                     204,807          --                  --          205,000
   Issuance of restricted shares in exchange for unrestricted
     shares contributed by shareholders                                      (172)         --                  --               --
   Proceeds from the sale of unrestricted shares contributed by
     shareholders in exchange for restricted shares                       349,304      65,117                  --          414,421
   Issuance of restricted shares for payment of services/compensation     357,681          --                  --          358,083
   Issuance of warrants                                                    11,625          --                  --           11,625
   Payment of interest with stock warrants                                127,500          --                  --          127,500
   Net loss for the year                                                       --          --          (2,873,839)      (2,873,839)
                                                                      --------------------------------------------------------------
Balance September 30, 1995                                              2,624,377          --          (5,930,521)      (3,293,313)
   Proceeds from the sale of common shares                                479,817          --                  --          480,500
   Issuance of shares for payment of services/compensation                536,359          --                  --          537,250
   Issuance of shares in settlement of outstanding debt
     and other obligations                                              2,113,054          --                  --        2,117,522
   Payment of interest with warrants                                       84,996          --                  --           84,996
   Net loss for the year                                                       --          --          (2,569,478)      (2,569,478)
                                                                      --------------------------------------------------------------
Balance at September 30, 1996                                           5,838,603          --          (8,499,999)      (2,642,523)
   Proceeds from the sale of restricted and unrestricted common shares    104,660          --                  --          105,000
   Issuance of shares for payment of services/compensation                477,629          --                  --          478,807
   Issuance of shares in exchange for patent and technology license       244,300          --                  --          245,000
   Issuance of restricted shares in exchange for unrestricted
     shares contributed by shareholders                                      (163)         --                  --               --
   Exchange of amounts due to related parties for restricted shares       149,550          --                  --          150,000
   Exchange of redemption right of related party for additional
     restricted shares                                                       (145)         --                  --               --
   Settlement of amounts due to related parties through debt
     forgiveness and issuance of shares                                 1,449,273          --                  --        1,449,273
   Net loss for the year                                                       --          --            (943,773)        (943,773)
                                                                      --------------------------------------------------------------
Balance at September 30, 1997                                           8,263,707          --          (9,443,772)      (1,158,216)
   Proceeds from exercise of stock options                                 85,750          --                  --           87,500
   Compensation expense from stock option activity                      1,699,440          --                  --        1,699,440
   Issuance of warrants                                                        --          --                  --          497,000
   Allocation of conversion feature of redeemable
     convertible preferred stock                                        1,022,222          --                  --        1,022,222
   Accretion of conversion feature of redeemable
     convertible preferred stock                                               --          --          (1,022,222)      (1,022,222)
   Dividends on redeemable convertible preferred stock                         --          --             (40,000)         (40,000)
   Accretion of redeemable convertible preferred stock                         --          --             (23,611)         (23,611)
   Issuance of shares for payment of collaborators                          9,360          --                  --            9,380
   Settlement of employee litigation                                      710,217          --                  --          712,192
   Issuance of shares for services                                         87,750          --                  --           87,938
   Issuance of additional shares to venture capital funds and
     individual investors                                                     (85)         --                  --               --
   Net loss for the year                                                       --          --          (1,993,753)      (1,993,753)
                                                                      --------------------------------------------------------------
Balance at September 30, 1998                                          11,878,361          --         (12,523,358)        (122,130)
   Dividends on redeemable convertible preferred stock                         --          --            (160,000)        (160,000)
   Accretion of redeemable convertible preferred stock                         --          --             (98,362)         (98,362)
   Proceeds from exercise of Stock options                                 17,150          --                  --           17,500
   Issuance of shares for services                                         66,655          --                  --           66,800
   Extension of expiration date of stock option                            78,000          --                  --           78,000
   Net loss for the year                                                       --          --          (1,337,742)      (1,337,742)
                                                                      --------------------------------------------------------------
Balance at September 30, 1999                                          12,040,166          --         (14,119,462)      (1,555,934)
   Dividends on redeemable convertible preferred stock                         --          --            (160,000)        (160,000)
   Accretion of redeemable convertible preferred stock                         --          --            (104,933)        (104,933)
   Proceeds from sale of common stock and warrants                      1,871,412    (282,002)                 --        2,374,217
   Issuance of shares and options for services/compensation               707,511      93,491                  --          425,142
            Amortization of stock based compensation                           --          --                  --           43,001
   Net loss for the year                                                       --          --          (1,655,482)      (1,655,482)
                                                                      --------------------------------------------------------------
Balance at September 30, 2000                                          14,619,089    (188,511)        (16,039,877)        (633,989)
            Dividends on redeemable convertible preferred stock (unaudited)    --          --             (40,000)         (40,000)
            Accretion of redeemable convertible preferred stock (unaudited)    --          --             (27,316)         (27,316)
            Proceeds from exercise of stock options (unaudited)             6,125          --                  --            6,250
            Amortization of stock based compensation (unaudited)               --      41,829                  --          (63,330)
            Issuance of warrant for common stock (unaudited)                   --          --                  --           56,000
            Net loss for the quarter (unaudited)                               --          --            (612,098)        (612,098)
                                                                      --------------------------------------------------------------
         Balance at December 31, 2000 (unaudited)                     $14,625,214   $(146,682)       $(16,719,291)     $(1,187,823)
                                                                      ==============================================================

                                  Demegen, Inc.
                          (A Development Stage Company)

                            Statements of Cash Flows

                                                                                                                   PERIOD FROM
                                                                                                                DECEMBER 6, 1991
                                                                                                                  (INCEPTION)
                                                                    YEAR ENDED SEPTEMBER 30                      TO SEPTEMBER 30
                                                         2000                1999                1998                  2000
                                                      -----------------------------------------------------------------------------
CASH FLOW FROM OPERATING ACTIVITIES
Net income (loss)                                     $(1,655,482)       $(1,337,742)        $(1,993,753)       $(14,430,749)
Adjustments to reconcile net loss to net cash
   used in operating activities:
Depreciation and amortization                             134,526            154,607             122,594             578,062
Stock issued for services                                 161,142                 --              97,318           1,890,200
Stock based compensation                                   43,001                 --                  --              43,001
Issuance of stock options to employees and
   directors                                              264,000             78,000           1,699,440           2,041,440
Warrants issued for interest                                   --                 --                  --             286,434
Notes payable issued for services                              --                 --                  --              58,194
Other                                                       2,134                 --                  --              26,482
Changes in operating assets and liabilities:
Accounts receivable                                           137             37,383             (59,929)            (22,409)
Prepaid expenses and other current assets                   2,057              9,802             (10,409)                 --
Unearned revenue                                          (91,667)           (91,666)            183,333                  --
Accounts payable and other liabilities                     (3,607)           217,335            (141,186)          1,422,438

                                                      -----------------------------------------------------------------------------
Net cash used in operating activities                  (1,143,759)          (932,281)           (102,592)         (8,106,907)

CASH FLOW FROM INVESTING ACTIVITIES
Purchase of property and equipment                        (12,765)          (210,157)            (54,027)           (396,140)
Cash received on equipment disposals                           --                 --                 --                9,643
Intangible assets                                        (111,401)           (64,463)            (84,610)           (359,368)

                                                      -----------------------------------------------------------------------------
Net cash used in investing activities                    (124,166)          (274,620)           (138,637)           (745,865)

CASH FLOW FROM FINANCING ACTIVITIES
Net proceeds from issuance of equity
   Instruments, net of transaction costs                2,374,217                 --           1,943,873           6,683,717
Proceeds from exercise of stock options                        --             17,500              87,500             105,000
Proceeds from notes payable                               150,000             21,109                  --           1,298,609
(Decrease) increase in payable to employees
   and directors                                           14,550             72,614            (413,738)          2,687,962
Payments on notes payable                                 (29,075)            (7,395)                 --             (97,164)

                                                      -----------------------------------------------------------------------------
Net cash provided by financing activities               2,509,692            103,828           1,617,635          10,678,124
                                                      -----------------------------------------------------------------------------

Net increase (decrease) in cash and cash
   equivalents                                          1,241,767         (1,103,073)          1,376,406           1,825,352
Cash and cash equivalents at beginning of
   period                                                 583,585          1,686,658             310,252                  --

                                                      -----------------------------------------------------------------------------
Cash and cash equivalents at end of period            $ 1,825,352        $   583,585         $ 1,686,658        $  1,825,352
                                                      =============================================================================

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
   INFORMATION
Cash paid for interest                                $     8,582        $     3,140         $    14,080        $     30,224
                                                      =============================================================================

NONCASH ACTIVITIES
Common stock issued in satisfaction of related
   party payable                                      $       --         $    66,800         $   712,192        $    778,992
                                                      =============================================================================
Dividends on redeemable convertible preferred
   stock                                              $   160,000        $   160,000         $    40,000        $    360,000
                                                      =============================================================================
Accretion of redeemable convertible preferred
   stock                                              $   104,947        $    98,362         $ 1,045,833        $  1,249,142
                                                      =============================================================================
Receivable due from stockholders                      $   282,002        $        --         $        --        $    282,002
                                                      =============================================================================
Common stock issued for issuance costs                $   100,000        $        --         $        --        $    100,000
                                                      =============================================================================

See accompanying notes.

                                  DEMEGEN, INC.
                            STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                        FOR THE THREE MONTHS               INCEPTION
                                                                         ENDED DECEMBER 31,          (DECEMBER   6, 1991)
                                                                  ---------------------------------            TO
                                                                         2000         1999            DECEMBER  31, 2000
                                                                  ---------------------------------   -------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                                 $     (612,098)    $     12,321        $  (15,042,847)
Adjustments to Reconcile Net Loss to Cash:
    Depreciation and amortization                                         47,456           41,377               625,518
    Stock issued for services                                             41,829                -             1,932,029
    Stock based compensation                                              21,501                -                64,502
     Issuance of stock and options to employees and directors                  -                -             2,041,440
    Warrants issued for interest                                               -                -               286,434
    Other                                                                     (2)               -                84,674
Changes in Assets and Liabilities
  Other than Cash:
    Accounts receivable                                                   22,409          (18,815)                    -
    Prepaid expenses and current assets                                        -             (500)                    -
    Accounts payable and other liabilities                               (45,233)         (46,052)            1,377,205
    Unearned revenue                                                     280,000          (22,917)              280,000
                                                                  --------------     -------------       --------------
NET CASH USED BY OPERATING ACTIVITIES                                   (244,138)         (34,586)           (8,351,045)

CASH FLOWS FROM INVESTING ACTIVITIES:
    Intangible assets                                                     (9,866)               -              (369,234)
    Deposit on license agreement                                         (50,000)               -               (50,000)
    Purchase of property, plant and equipment                             (8,544)          (1,729)             (395,041)
                                                                  ---------------    -------------       ---------------
NET CASH USED BY INVESTING ACTIVITIES                                    (68,410)          (1,729)             (814,275)

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from debt                                                     8,544          150,000             1,307,153
    Principal payments on debt                                           (17,604)          (2,133)             (114,768)
    (Decrease) increase in payable to employees and directors                  -            5,295             2,687,962
    Net proceeds from issuance of equity instruments                           -                -             6,683,717
    Proceeds from exercise of stock options                                6,250                -               111,250
                                                                  --------------     ------------        --------------
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES                          (2,810)         153,162            10,675,314
                                                                  ---------------    ------------        --------------

Net Increase (Decrease) in Cash and Equivalents                         (315,358)         116,847             1,509,994
Cash and Cash Equivalents, Beginning of Period                         1,825,352          583,585                     0
                                                                  --------------     ------------        --------------

CASH AND CASH EQUIVALENTS, END OF PERIOD                          $    1,509,994     $    700,432        $    1,509,994
                                                                  ==============     ============        ==============

INTEREST PAID DURING PERIOD                                       $        2,587     $      1,001
                                                                  ==============     ============

See accompanying notes.

                                  Demegen, Inc.
                          (A Development Stage Company)

                          Notes to Financial Statements

  (Information for three months ended December 31, 2000 and 1999 is unaudited)


1. HISTORY AND NATURE OF THE BUSINESS

Demeter BioTechnologies, Ltd. was formed after the July 27, 1992 acquisition of the assets of The Demeter Corporation by Excelsior Capital Corporation ("Excelsior"). Excelsior was incorporated in Colorado on September 16, 1987. Excelsior acquired all the assets of The Demeter Corporation in exchange for 6,625,821 shares of Excelsior's $.001 par value common stock. The Demeter Corporation's assets consisted of intangible assets related to various biotechnology applications in the fields of human and animal health care, agriculture, and commercial chemicals.

For accounting purposes, the acquisition was treated as a reverse acquisition whereby The Demeter Corporation acquired Excelsior Capital Corporation. The historical financial statements prior to the acquisition are those of The Demeter Corporation utilizing the capital structure of Excelsior. However, The Demeter Corporation had no operating activities from the date of inception, December 6, 1991 through July 27, 1992. Likewise, Excelsior had no operating activities prior to December 6, 1991.

On September 18, 1998, the Board of Directors of the Company ratified the shareholder vote changing the Company's name from Demeter BioTechnologies, Ltd. to Demegen, Inc. (the "Company").

The Company designs unique molecules which have antimicrobial characteristics, but with low toxicity and benign environmental impact. The Company's products, are peptides (small proteins) or peptide-like molecules. Their primary feature is their ability to destroy a wide range of bacteria, viruses, fungi, protozoa, and cancer cells at low concentrations without harming healthy cells. The Company also designs genes which, when incorporated into a plant, have the ability to confer disease resistance or improve nutritional value. The Company uses university, corporate, and governmental strategic alliance partners to determine efficacy in treating a specific pathogen and then licenses the use of the compounds for that application. If successful, the Company's primary source of revenues will be from supplying the compounds to licensees and receiving related license fees, royalties, and research grants. The Company has licensed substantially all of its plant agricultural technologies to Dow AgroSciences LLC.

The amounts relating to December 31, 2000 and 1999 are unaudited. However, in the opinion of management, they include all adjustments necessary for a fair presentation of financial position, results of operations and cash flows. All adjustments made during the three months ended December 31, 2000 were of a normal, recurring nature. The amounts presented for the three months ended December 31, 2000 are not necessarily indicative of results of operations for a full year.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consists principally of currency on hand, demand deposits at commercial banks, and liquid investment funds having a maturity of three months or less at the time of purchase.


PREOPERATING COSTS

Costs incurred during the developmental stage, such as expenses associated with research and development, raising capital, establishing markets, and developing sources of supply, are expensed as incurred.

                                  Demegen, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

COMMON STOCK ISSUED FOR OTHER THAN CASH

Services purchased and other transactions settled in the Company's common stock are recorded at the estimated fair value of the stock issued if that value is more readily determinable than the fair value of the consideration received.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives (generally three to five years) of the individual assets. Depreciation expense amounted to $64,134, $56,948 and $30,824, during 2000, 1999 and 1998, respectively and $15,456 and
$16,952 during the three months ended December 31, 2000 and 1999, resprecively.

INTANGIBLE ASSETS

Intangible assets include patent costs and purchased license agreements and are stated at cost, net of accumulated amortization. Amortization is calculated using the straight-line method over estimated useful lives ranging from 3 to 17 years. The Company assesses on an ongoing basis the recoverability of the cost of its patents and licenses by determining its ability to generate future cash flows sufficient to recover the recorded amounts over the remaining useful lives of the assets. This process necessarily involves significant management judgment. The Company currently anticipates fully recovering the recorded cost of these assets and, accordingly, no valuation adjustment has been recognized to date. Because of the development stage nature of the Company, significant uncertainty exists as to whether revenue expectations will be met. Should the Company determine in the future that permanent diminution in value of the intangibles has occurred, a charge against operating results would be recorded.

GRANT AND OTHER INCOME

During the fourth quarter of 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") 101, "Revenue Recognition in Financial Statements", which clarifies the accounting rules for revenue recognition in financial statements. The implementation date is no later than the fourth fiscal quarter of fiscal years beginning after December 15, 1999. The Corporation adopted SAS 101 in the first quarter of Fiscal 2001. Implementation of SAB 101 resulted in the deferral of $280,000 of revenue received from Dow AgroSciences during the first quarter of Fiscal 2001 in the form of a minimum annual royalty and a semi-annual research support fee. These revenues are being amortized into income over the twelve month and six month period of the royalty and fee and will be fully recognized by September 30, 2001.

Grant income is not recognized until received.

During fiscal years 1999 and 1998, the Company received grant proceeds of $375,000 and $250,000, respectively, from the Pacific West Cancer Fund in support of the Company's cancer research efforts. The funds were recognized as revenue upon receipt as the contracts did not contain any penalties, successful outcomes clauses or refunding provisions.

The Company received $27,882, $91,808 and $79,000 in fiscal 2000, 1999 and 1998, respectively, under research agreements with the National Institute of Health and the National Science Foundation. Revenue was recognized as the research funds were expended.


LICENSE AND SUPPORT

License fees are recognized at the time that the agreement is entered into as the earning process is complete and the Company has no future performance obligations. Support fees are recognized ratably over the contract period as the related costs are incurred.

Milestone payments will be recognized upon the achievement of the related criteria by the respective license subject to a reasonable assurance that the milestone payment will be forthcoming.

                                  Demegen, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


STOCK-BASED COMPENSATION

The Company has adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"). SFAS No. 123 permits the Company to continue accounting for stock-based compensation as set forth in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB Opinion No. 25"), provided the Company discloses the pro forma effect on net income and earnings per share of adopting the full provisions of SFAS No. 123. Accordingly, the Company continues to account for stock-based compensation under APB Opinion No. 25 and has provided the required pro forma disclosures.

3. INCOME TAXES

The Company accounts for income taxes using the liability method.


Significant components of the Company's deferred tax asset at September 30, 2000 and 1999, are as follows:



                                            2000                1999
                                         -----------        -----------

*  Compensation expense on unexercised
     stock options                       $   498,030        $   481,690
*  NOL carryforwards                       4,268,605          2,683,828
*  Excess book amortization                   71,894             59,998
*  Other                                      (7,387)                --
                                         -----------        -----------
        Total deferred tax asset           4,831,142          3,225,516

   Valuation allowance                    (4,831,142)        (3,225,516)
                                         -----------        -----------
   Net deferred tax assets               $         0        $         0
                                         ===========        ===========


Net operating losses totaling approximately $11,233,000 are currently available and begin to expire in 2007.

A valuation allowance has been provided for the entire deferred tax asset amount until such time that the Company demonstrates the ability to produce taxable income.

4. PRIVATE PLACEMENT OF SECURITIES

During the second quarter of Fiscal 2000, the Company closed on a private placement of its securities to institutional and other accredited investors raising $2.65 million of which $0.28 million was in the form of prepaid services, which are presented in equity as "Subscription Receivable" and are being amortized over the life of the respective agreements, with the remainder of $2.4 million in cash. The private placement resulted in the sale of 5.56 million restricted shares of common stock and warrants to purchase an additional
5.56 million shares of the Company's common stock.

                                  Demegen, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)


4. PRIVATE PLACEMENT OF SECURITIES(CONTINUED)

The investors were offered one unit at $0.50 per unit. Each unit consisted of one share of restricted common stock and a warrant to purchase one share of the Company's common stock for $0.75 per share. The warrant expires the earlier of March 31, 2005 or 60 days after a call by the Company. The Company may call the warrants at any time after March 31, 2001, provided that the price of the Company's common stock has been in excess of $1.50 per share for each of the forty consecutive trading days immediately preceding the date of the call. Upon receipt of the call, warrant holders shall have sixty days to elect to exercise all or a portion of the warrants.

The Company has agreed to file a registration statement with the Securities & Exchange Commission to register all common stock which comprise the unit and the common stock issuable from the exercise of the warrant on or before March 31, 2001.

Pricing of the securities was determined based on several factors, including reference to market price of the Company's common stock, the holding period requirement of restricted stock, and the Company's need for additional funding for development of pharmaceutical products.

Funds raised will be utilized to fund the Company's product development efforts.

5. REDEEMABLE CONVERTIBLE PREFERRED STOCK

In June 1998, the Company issued 4,444,444 shares of redeemable convertible preferred stock ("preferred stock") and warrants for net proceeds of $1,943,873 (net of $56,127 of expenses incurred in connection with the issuance). Of the total proceeds $497,000 was allocated to warrants as the estimated fair value and $1,022,222 was allocated to the conversion feature associated with the preferred stock and classified as additional paid-in capital. In June 1998, the entire discount was immediately accreted back to the preferred stock and treated as a dividend as the preferred shares are immediately convertible into common stock at the option of the preferred shareholder.

The holders of the preferred stock are entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefore, dividends at the rate of $0.036 per share, semiannually, on each outstanding share of convertible preferred stock. Such dividends have a priority over any dividends paid on the common stock. Dividends on the preferred stock are cumulative and the right to such dividends shall accrue to holders of convertible preferred stock until declared by the Board of Directors. The Company has accounted for the cumulative semiannual dividends through periodic accretion to the preferred stock.

In the event of any liquidation, dissolution, or winding up of the Company, the holders of preferred stock shall be entitled to receive the greater of $0.45 per share, plus all unpaid and accrued dividends thereon, or the amount the holder of the shares of the preferred stock would otherwise be entitled to receive had each such share been converted into common stock immediately prior to such liquidation, dissolution or wind-up.

Each share of preferred stock is convertible at any time, at the option of the holder thereof, into an equal number of fully paid and nonassessable shares of common stock. In addition, if at any time the Company shall effect a firm commitment underwritten public offering of shares of common stock in which the aggregate price paid for such shares by the public shall be at least $8,000,000, then effective

                                  Demegen, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)

5. REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONTINUED)

immediately before the closing of the sale of such shares by the Company pursuant to such public offering, all outstanding shares of preferred stock shall automatically convert to common stock.

The shares of preferred stock shall be redeemable at the election of the holder upon at least ninety days notice to the Company. The Company shall redeem from the holder on or at any time after May 31, 2003, 2004, and 2005, up to one-third of the shares of preferred stock held by the holder, with the intent that, should the holder elect, at any time after May 31, 2005, the total number of shares held by the holder would be subject to redemption. The preferred stock to be redeemed shall be paid for in cash at an amount equal to the greater of (i) $0.45 per share plus, in the case of each share, an amount equal to all accruing unpaid dividends (whether or not declared), or (ii) such amount per share as would have been payable had each such share been converted to common stock immediately prior to the actual date of redemption.

The shares of preferred stock vote on matters on an as-converted basis; i.e., each share of preferred stock has one vote, as do each owner of a share of common stock.

The holder of the preferred stock has a warrant to purchase 4,965,556 shares of common stock of the Company at $0.45 per share. The warrant shall be exercisable, in whole or in part, through June 14, 2008. The Company may call the warrant at any time after December 31, 1998, provided the Company's common stock has been in excess of $1.50 per share for each of the forty consecutive trading days immediately preceding the date of the call.

Upon receipt of the call, the call holder shall have sixty days to elect to exercise all or a portion of this warrant and up to two years to pay for such shares. Upon such exercise, in addition to receiving the number of shares of common stock to which the holder shall be entitled, the holder of the warrant also shall receive a new warrant ("replacement warrant"). The replacement warrant shall be exercisable for one share of common stock for every two shares of common stock purchased in response to the aforementioned call. The exercise price of the replacement warrant is $1.50 per share, and the term of the replacement warrant shall be the longer of two years from the date of the issuance or the balance of the original term of the warrant.

6. STOCK OPTIONS AND WARRANTS

The Company granted stock options to certain employees and directors during the years ended September 30, 2000 and 1999 at exercise prices which approximated or exceeded fair value at the date of grant. The majority of the stock options issued in the year ended September 30, 2000 were issued in connection with the retention of the Chief Operating Officer-Pharmaceutical Products (See Note 11 for further discussion of this employment agreement). Exclusive of the aforementioned stock options, the majority of the stock options issued in the year ending September 30, 2000 vest over time (up to 3 years). All of the options issued in the year ending September 30, 1999 vested immediately.

The Company granted stock options to certain employees and directors during the year ended September 30, 1998 at a $0.05 per share exercise price, which was below the fair value based upon management's estimate of the fair value of the stock issued at the date of grant. The shares were fully vested at September 30, 1998, and a $1,699,440 noncash charge was recognized to reflect the compensation value of the options issued. All of these options expire in 2008.

                                  Demegen, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)


6. STOCK OPTIONS AND WARRANTS (CONTINUED)

A summary of the Company's stock option activity is as follows:

                                                                            OPTIONS OUTSTANDING

                                                    ----------------------------------------------------------------
                                                                                   WEIGHTED
                                                                                   AVERAGE          WEIGHTED AVERAGE
                                                        NUMBER OF SHARES        EXERCISE PRICE         FAIR VALUE

                                                    ----------------------------------------------------------------

Balance at September 30, 1997                                1,025,000              $0.41                 $0.09
Options granted during year                                  5,820,000              $0.05                 $0.27
Options exercised for common stock during year
                                                            (1,750,000)             $0.05                 $0.27

                                                    ----------------------------------------------------------------
Balance at September 30, 1998                                5,095,000              $0.12                 $0.23

                                                    ================================================================

Granted                                                        380,000              $0.45                 $0.41
Options exercised for common stock                            (350,000)             $0.05                 $0.37

                                                    ----------------------------------------------------------------
Balance at September 30, 1999                                5,125,000              $0.15                 $0.46

                                                    ================================================================

Options granted during year                                  2,275,000              $0.63                 $0.79

                                                    ----------------------------------------------------------------
Balance at September 30, 2000                                7,400,000              $0.30                 $0.56

                                                    ================================================================
Granted (unaudited)                                             20,000              $0.50                 $0.50
Options exercised for common stock (unaudited)                (125,000)             $0.05                 $0.50

                                                    ----------------------------------------------------------------
Balance at December 31, 2000 (unaudited)                     7,295,000              $0.31                 $0.56

                                                    ================================================================

As of December 31, 2000, September 30, 2000 and 1999, 5,378,333, 5,503,333 and
5,055,000, respectively, of the options were vested and exercisable.

Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes options pricing model with the following weighted average assumptions for fiscal 2000, 1999 and 1998: risk-free interest rate of 6%; dividend yield of 0%; volatility factors of the expected market price of the Company's common stock of 1.49, 1.41 and 0.97, respectively, and a weighted average expected option life of five years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Changes in the subjective input assumptions can materially affect the fair value estimate, and therefore, the existing models do not necessarily provide a reliable single measure of the fair value of employee stock options. Had the compensation cost of the Company's stock option plans been determined based on the fair value at the date of grant for awards in 2000, 1999 and 1998 consistent with the provisions of SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                  Demegen, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)

6. STOCK OPTIONS AND WARRANTS (CONTINUED)

                                                           YEAR ENDED SEPTEMBER 30
                                                     2000             1999           1998
                                              --------------------------------------------------

Net loss available to common stock:
   As reported                                   $(1,920,415)     $(1,596,104)    $(3,079,586)
   Pro forma                                     $(2,058,313)     $(1,746,117)    $(4,615,720)

Basic and diluted earnings per share:
   As reported                                        $(0.06)          $(0.06)         $(0.13)
   Pro forma                                          $(0.07)          $(0.07)         $(0.19)


The maturity date of an option held by an officer of the Company to purchase up to 600,000 shares of common stock at an exercise price of $0.15 per share was extended from October 31, 2000 to October 31, 2010 at the September 17, 1999 meeting of the Compensation Committee. The Company recorded a $78,000 non-cash charge in fiscal 1999 to reflect the aforementioned extension.

At September 30, 2000, there were outstanding warrants to purchase 5,642,879 shares of the Company's common stock at an exercise price of $0.75 per warrant (refer to Note 4 for additional information). Those warrants which were sold with the common shares were valued at $790,004 ($0.14 per warrant). Additionally, the holder of the preferred stock holds a warrant to purchase common stock (refer to Note 5 for additional information).

7. NOTE PAYABLE

In December 1999, the Company received $150,000 from a local foundation to fund program related research. The loan matures on February 28, 2005 with a balloon payment due at that time. The loan is at an interest rate of 5% with interest due February 28 of each year. The loan contains call provisions which could result in the loan becoming due before its planned maturity. The Company does not foresee, at this time, the call provisions becoming effective.

The Company has a note payable totaling $252,180 as of September 30, 2000 which is payable at $3,500 monthly at an interest rate of 6%. Payments under this agreement began in March 2000 and will extend until August 2007.

8. COMMITMENTS

The Company leases its office and laboratory facilities under a three-year lease expiring September 30, 2001 at a monthly rental of $3,948. During 2000, 1999 and 1998, the Company incurred rent expense totaling $56,830, $45,830 and $34,105, respectively. During the three months ended December 31, 2000 and 1999 rent expense totaled $13,241 and $13,902, respectively.

During 1997, the Company entered into a license agreement with a university to obtain certain patent rights. In exchange for the license of the patents, the Company issued common stock. The value assigned to the patents was based upon management's estimate of the fair value of the stock issued. In addition, the Company is obligated to pay certain royalties under the terms of the agreement for each licensed product. The agreement requires minimum royalty payments to maintain the license of the patents. The Company paid $45,000 in royalty payments pursuant to this agreement in 1998.

9. MARKETING

In December 1997, the Company entered into a license agreement with Mycogen Corporation, which was subsequently acquired by Dow AgroSciences whereby the Company licensed substantially all rights for disease prevention and treatment for

                                  Demegen, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)

9. MARKETING (CONTINUED)

agricultural applications. The Company received a license issue fee of $950,000, consisting of $700,000 for the rights to licensed patents and the Company's technology in the field of activity, $200,000 for the rights to the Company's patents and technology for use in formulated licensed products and $50,000 for the right of first refusal through September 30, 1998 to obtain an exclusive license to the Company's Nutrition Patents and Technology. These payments were recognized as revenue in fiscal 1998, as the earnings process was complete according to the terms of the contract.

The agreement also provided that the Company receive $300,000 to provide Dow AgroSciences with support services of personnel for a joint research effort for a three year period. This was classified as unearned revenue on the balance sheet and is being amortized into revenue, on a straight-line basis, over the three year life of the support services commitment.

The agreement also provides for milestone payments (amounts based upon Dow AgroSciences' attainment of certain contract defined outputs measures) to be made to the Company by Dow AgroSciences upon 1) regulatory approval or first sale of any type of product by Dow AgroSciences, 2) additional payment for first commercial sale of certain crops by Dow AgroSciences and 3) additional payment for first commercial sale of any other crop within the field of activity by Dow AgroSciences. The Company will also receive royalties on all sales by Dow Agro Science and all sublicenses entered into by Dow AgroSciences. Minimum annual royalties are due beginning January 1, 2003 through 2014 and are recoupable against the aforementioned royalties due from Dow AgroSciences.

Dow AgroSciences will undertake management of future development, regulatory approvals, seed production and marketing. The companies will also undertake a joint agricultural research effort, as discussed above, to identify new molecular designs. Dow AgroSciences may unilaterally terminate this agreement without cause.

The Dow Agro Science Agreement was amended on October 11, 1998 to provide Dow Agro Science with an additional license for the Company's agricultural nutrition technologies. The Company received a minimum annual royalty of $200,000 at the execution of the contract. Additionally, in 1999, the Company received an initial payment of $150,000 and an additional $150,000 which was due six months after the contract execution. The research funding is to increase by $50,000 annually over the remaining four years of the funding term. These payments were currently recognized as revenue as the earnings process was complete according to the terms of the contract and the payments are not subject to recoupment by Dow AgroSciences.

The agreement also provides for milestone payments (amounts based upon Dow Agro Science's attainment of certain contract defined output measures) to be made to the Company by Dow AgroSciences upon 1) technical feasibility benchmark payments for certain products developed by Dow AgroSciences, 2) animal feeding benchmark in certain animal studies by Dow AgroSciences 3) additional payment for first commercial sale of certain crops by Dow AgroSciences, 4) additional payment for first commercial sale of any other crop within a contractually defined field of activity by Dow AgroSciences and 5) additional payments for achievement of cumulative gross margin benchmark for sale of certain crops by Dow AgroSciences. The Company will also receive royalties on all sales by Dow Agro ciences and all sublicenses entered into by Dow AgroSciences. Minimum annual royalties cease upon the achievement of certain of the aforementioned benchmarks.

In addition, Dow Agro Sciences will be responsible for all development and commercialization costs. Dow AgroSciences is now owned by the Dow Chemical Company.

                                  Demegen, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (continued)


10. NET LOSS PER COMMON SHARE

The following table sets forth the computation of basic and diluted earnings per share:



                                                                 YEAR ENDED SEPTEMBER 30
                                                              2000           1999          1998
                                                     -------------------------------------------------
Numerator:
   Net loss                                               $(1,655,482)   $(1,337,742)   $(1,993,753)
   Preferred stock dividends and accretion
     amounts                                                 (264,933)      (258,362)    (1,085,833)
                                                     -------------------------------------------------
   Numerator for basic loss per
     share--income available to common
     stockholders                                          (1,920,415)    (1,596,104)    (3,079,586)

Denominator:
   Denominator for basic and loss per
     share--weighted average shares                        29,759,153     26,255,104     23,867,091
                                                     -------------------------------------------------
Basic and diluted loss per share                          $     (0.06)   $     (0.06)   $     (0.13)
                                                     =================================================


                                                                                           FOR THE THREE MONTHS
                                                                                             ENDED DECEMBER 31,
                                                                                           2000                 1999
                                                                                       (UNAUDITED)           (UNAUDITED)
NUMERATOR FOR BASIC AND DILUTED EARNINGS PER SHARE:

Net Income (Loss)                                                                    $    (612,098)      $      12,321
Preferred stock dividends and accretion amounts                                            (67,316)            (65,602)
                                                                                     --------------      --------------
Numerator for basic  and diluted earnings per share--income
   available to common stockholders                                                  $    (679,414)      $     (53,281)
                                                                                     ==============      ==============

DENOMINATOR FOR BASIC AND DILUTED EARNINGS PER SHARE:

Denominator for basic and diluted earnings per share--
    weighted average shares                                                             32,310,213          26,361,899
                                                                                     ---==========          ==========

BASIC AND DILUTED EARNINGS PER SHARE                                                 $      (0.02)       $        0.00
                                                                                     =============       =============


At December 31, 2000 and September 30, 2000, the Company had 5,378,333 and 5,503,333 vested options, respectively, (7,285,000 and 7,400,000 outstanding, respectively) for the purchase of the Company's Common Stock at exercise prices ranging from $0.05 per share to $0.875 per share. Additionally, the 4,444,444 shares of Redeemable Convertible Preferred Stock are convertible into the Company's Common Stock on a 1 for 1 basis. Furthermore, the holder of the Redeemable Convertible Preferred Stock holds a warrant for 4,965,556 shares of the Company's Common Stock at an exercise price of $0.45 per share. The purchasers of Common Stock in the March 2000 Private Placement received warrants for 5,566,004 shares of the Company's common Stock at an exercise price of $0.75 per share. In October 2000 a warrant for the purchase of 200,000 shares of common stock with an exercise price of $1.00 per share was issued. These potentially dilutive securities were not included in the calculation of dilutive earnings per share because the effect would be anti-dilutive.


11. EMPLOYMENT AGREEMENT

Effective April 1, 2000, the Company hired a Chief Operating Officer - Pharmaceutical Products. His employment agreement is for an initial term of three years and provides for the issuance of 300,000 shares of restricted common stock upon joining the Company and options to purchase, subject to achievement of certain funding, investigative new drug ("IND") approval and commercialization objectives, up to 1,400,000 shares of the Company's common stock at exercise prices of $0.45 and $0.90 per share. The valuation of the restricted stock and stock options resulted in a non-cash charge of $264,000 in the quarter ending June 30, 2000 which was included in research and development expense. The related Deferred Compensation component of Stockholders' Equity ($387,000) will be amortized against income over the terms of the various option agreements. At September 30, 2000, the balance in the Deferred Compensation account was $343,999 with $43,001 charged against operations in the year ending September 30, 2000.

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                          Demegen, Inc.


Date: March 14, 2001
                                          By: /S/ Richard D. Ekstrom
                                              ---------------------------------
                                          Richard D. Ekstrom
                                          Chairman of the Board of Directors,
                                          President and Chief Executive Officer
                                          (Principal Executive Officer)


In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the followings persons in the capacities and on the dates stated.



Date: March 14, 2001                      By: /s/ Richard D. Ekstrom
                                             -----------------------
                                          Richard D. Ekstrom
                                          Chairman of the Board of Directors,
                                          President and Chief Executive Officer
                                          (Principal Executive Officer)

Date: March 14, 2001                      By: /s/ Jesse M. Jaynes, Ph.d.
                                             ---------------------------
                                          Jesse M. Jaynes, Ph.d.
                                          Vice President and Director

Date: March 14, 2001                      By: /s/ James Colker
                                             -----------------
                                          James Colker
                                          Director

Date: March 14, 2001                      By: /s/ Robert E. Hannan
                                             ---------------------
                                          Robert E. Hannan
                                          Director

Date: March 14, 2001                      By: /s/ John Bridwell
                                              ------------------
                                          John Bridwell
                                          Director

Date: March 14, 2001                      By: /s/ Jerry B. Hook, Ph.d.
                                              -------------------------
                                          Jerry B. Hook, Ph.d.

                                          Director

Date: March 14, 2001                      By: /s/ Konrad M. Weis, Ph.d.
                                              --------------------------
                                          Konrad M. Weis. Ph.d.
                                          Director

                                     PART II


                            INFORMATION NOT REQUIRED
                                  IN PROSPECTUS



ITEM 24 - INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Colorado Corporate code permits a corporation to grant indemnification to directors, officers and other agents in terms sufficiently broad to permit indemnification under certain circumstances for liabilities, including expenses, arising in connection with federal securities laws, including but not limited to the Securities Act of 1933, as amended. Pursuant to the Article of Incorporation, as amended, and the Bylaws of the Company, the Company is authorized to indemnify its directors, officers and other agents to the full extent permitted by law and has indemnified its directors for monetary damages to the full extent permitted by law.

ITEM 25 - OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


The expenses payable by the Company in connection with the securities being registered (other than underwriting discounts and commissions, of which there are none) are estimated as follows:

SEC Registration Fee                                   $  3,819
Accounting Fees and Expenses                              4,500
Printing and Photocopying                                   300
Counsel Fees and Expenses                                 3,500
Miscellaneous Expenses                                      200
                                                       --------
Total Expenses                                         $ 12,319
                                                       --------


ITEM 26 - RECENT SALES OF UNREGISTERED SECURITIES

FISCAL 2001

COMMON SHARES

In February 2001, a former employee of Periodontix, Inc., who became an employee of the Company as part of the transaction, received 50,000 shares of the Company's restricted common stock. This transaction was valued at $37,500.

Effective January 1, 2001, the Company issued to Periodontix 2.3 million restricted common shares of the Company's Common Stock and a Warrants to purchase up to 2.3 million Common Shares of the Company's Common Stock at an exercise price of $1.25 per share. The Warrants have a five year term and is callable by the Company if the price of the Company's common Stock trades above $2.50 per shares for twenty consecutive trading days. Based upon the closing price of the Company's common stock on January 2, 2001 ($0.75 per share), this transaction was valued at $2,718,000

During the quarter ended December 31, 2000, the Company received $6,250 from the exercise of stock options for 125,000 shares (exercise price of $0.05 per share) held by individual.

FISCAL 2000

COMMON SHARES

In March 2000 the Company completed a private placement of securities, at $0.50 per unit, to accredited investors issuing 5,566,004 shares for $2,374,217, net of issuance costs of $126,783 and $282,002 of prepaid professional services. Additionally, the Company issued warrants to purchase 5,566,004 shares of the Company's Common Stock at an exercise price of $0.75. The warrants expire March 31, 2005 and are callable after March 31, 2001 provided that the Company's common stock has been in excess of $1.50 per shares for forty consecutive trading days. The offering was exempt from registration under Regulation D, with a Form 5 filed on April 5, 2000.

On April 1, 2000, 300,000 of restricted shares were issued as part of a compensation package for the retention of a Chief Operating Officer - Pharmaceutical Products.

In April 2000, 76,875 shares were issued to the firm which placed the aforementioned Chief Operating Officer - Pharmaceutical Products with the Company. Additionally, the firm received warrants to acquire 76,875 shares of the Company's Common Stock at the terms discussed in the second preceding paragraph.

FISCAL 1999

COMMON SHARES

During the year ended September 30, 1999, the Company received $17,500 from the exercise of stock options for 350,000 shares (exercise price of $0.05 per share) held by two employees.

The company issued 145,000 shares (valued at $0.46 per share) for $66,800 of services provided by an employee.

FISCAL 1998

COMMON SHARES

During the Fiscal Year ending September 30, 1998, the Company received $87,500 from the exercise of stock options (exercise price of $0.05 per share) held by officers, employees and directors. The exercises occurred from April to September 1998 and consisted of 500,000 shares by Richard Ekstrom, 250,000 shares by Thomas Roane, 550,000 shares by Bruce Guthrie, 300,000 shares by James Thornton, 150,000 shares by George Keeney. Additionally, 1,975,000 shares were issued (at a current market price of $0.36 per share) in January 1998 to settle the claims of a former employee, 85,000 shares were issued to two purchasers of the Company's Common Stock in Fiscal 1997 to compensate them for a subsequent equity sale at a price below their purchase price and 207,500 shares as compensation for services rendered (average current market price of $0.33 per share).

PREFERRED SHARES

In June 1998, the Company issued 4,444,444 shares of Preferred Stock to the CEO Venture Fund III for net proceeds of $1,943,873 (net of $56,127 of expenses incurred in connection with the issuance). The Preferred Shares are convertible into 4,444,444 shares of Common Stock. The proceeds were utilized by the Company to fund current operations.


ITEM 27 - EXHIBITS


3.1 Articles of Incorporation of the Company, as amended filed as Exhibit to the registrant's Form 10, is incorporated herein by reference

3.2 Amended and Restated By-laws of the Company filed as Exhibit to the registrant's Form 10, is incorporated herein by reference

4.1 Specimen of Common Stock Certificate filed as Exhibit to the registrant's Form 10, is incorporated herein by reference

4.2 Stock Purchase Agreement, dated June 15, 1998, between the Registrant and the Principal Shareholders of the Registrant and the CEO Venture Fund III filed as Exhibit to the registrant's Form 10, is incorporated herein by reference

4.2.1 Terms of Convertible Preferred Stock filed as Exhibit to the registrant's Form 10, is incorporated herein by reference

4.3 Warrant to Purchase Common Stock, dated June 15, 1998, between the Registrant and the Registrant and the CEO Venture Fund III filed as Exhibit to the registrant's Form 10, is incorporated herein by reference

4.4      Shareholders' Agreement, dated June 15, 1998, by and among the Company,

         Richard Ekstrom, Jesse Jaynes and the CEO Venture Fund III filed as Exhibit to the registrant's Form 10, is incorporated herein by Reference

4.5 Supplemental Agreement between Demegen, Inc. and CEO Venture Fund III, dated February 8, 2000 concerning Warrant No. 1 held by CEO Venture Fund, filed as Exhibit 4 to the registrant's Quarterly Report on Form 10-QSB, for the quarter ended March 31, 2000 is incorporated herein by reference

4.6      Supplemental Agreement to Purchase Units of Demegen, Inc. filed as
         Exhibit 4 a. to the registrant's Current Report on Form 8-K, dated April 5, 2000,, is incorporated herein by reference

4.7 Supplemental Agreement to Purchase Common Shares of Demegen, Inc. filed as Exhibit 4 b. to the registrant's Current Report on Form 8-K, dated April 5, 2000,, is incorporated herein by reference

5.1      Opinion of Buchanan Ingersoll

10.1 License and Royalty Agreement, effective May 1, 1997, between the Registrant and Louisiana State University filed as Exhibit to the registrant's Form 10, is incorporated herein by reference*

10.2 Restated Demeter-Mycogen License and Royalty Agreement, effective September 23, 1997, between the Registrant and Mycogen Corporation filed as Exhibit to the registrant's Form 10, is incorporated herein by reference*

10.3 Addendum to Restated Demeter-Mycogen License and Royalty Agreement, effective November 13, 1998, between the Registrant and Mycogen Corporation filed as Exhibit to the registrant's Form 10, is incorporated herein by reference*

10.4 Employment Agreement, dated June 15, 1998, between the Registrant and Richard D. Ekstrom filed as Exhibit to the registrant's Form 10, is incorporated herein by reference

10.4-1 Employment Agreement, dated November 1, 1995, between the Registrant and Richard D. Ekstrom filed as Exhibit to the registrant's Form 10, is incorporated herein by reference

10.5 Employment Agreement, dated June 15, 1998, between the Registrant and Jesse M. Jaynes filed as Exhibit to the registrant's Form 10, is incorporated herein by reference

10.6 Employment Agreement, dated June 15, 1998, between the Registrant and James E. Thornton filed as Exhibit to the registrant's Form 10, is incorporated herein by reference

10.7 Compensation Release Agreements dated September 19, 1997 filed as Exhibit to the registrant's Form 10, is incorporated herein by reference:

     a)       Richard D. Ekstrom
     b)       Bruce A. Guthrie
     c)       Donald A. Guthrie
     d)       Jesse M. Jaynes
     e)       D. Thomas Roane
     f)       A. Lee Caldwell
     g)       James E. Thornton

10.8 Consulting Agreement between the Company and Progressive Media Group, Inc., dated February 12, 1998 filed as Exhibit to the registrant's Form 10, is incorporated herein by reference

10.9 Settlement Agreement between the Company and Philip Sears dated January, 1998 filed as Exhibit to the registrant's Form 10, is incorporated herein by reference

10.10 Settlement Agreement dated September 11, 1996, among the Company and Gordon Julian and Sirius Enterprises, Inc. filed as Exhibit to the registrant's Form 10, is incorporated herein by reference

10.11 Technology Transfer, Support and Royalty Assignment Agreement dated February 19, 1992, between the Company and Dr. Jesse M. Jaynes filed as Exhibit to the registrant's Form 10, is incorporated herein by reference

10.12 Letter of Understanding dated November 13, 1996 between the Company and Pacific West Cancer Fund filed as Exhibit to the registrant's Form 10, is incorporated herein by reference

10.13 Stock Option Agreements dated March 6, 1998 filed as Exhibit to the registrant's Form 10, is incorporated herein by reference

     a)       Richard D. Ekstrom
     b)       Bruce A. Guthrie
     c)       Donald A. Guthrie
     d)       Jesse M. Jaynes
     e)       D. Thomas Roane
     f)       A. Lee Caldwell
     g)       Alfonso Lovo-Cordero
     h)       Antonio Maggioni
     i)       George N. Keeney

     j)       James E. Thornton
     k)       Ute Schweb

10.14 Stock Option Agreements dated November 2, 1996 filed as Exhibit to the registrant's Form 10, is incorporated herein by reference

     a)       Bruce A. Guthrie
     b)       Thomas Roane
     c)       Alfonso Lovo-Cordero
     d)       Antonio Maggioni
     e)       George N. Keeney
     f)       James E. Thornton

10.15 Stock Option Agreements dated September 1, 1997 filed as Exhibit to the registrant's Form 10, is incorporated herein by reference

     a)       Donald A. Guthrie
     b)       Alfonso Lovo-Cordero
     c)       Antonio Maggioni
     d)       George N. Keeney

10.16 Stock Option Agreements dated September 18, 1998 filed as Exhibit to the registrant's Form 10, is incorporated herein by reference

     a)       Roger A. Laine, Ph.D.
     b)       Wayne F. Topkins, Ph.D.
     c)       Paul L. Kornblith, M.D.

10.17 Settlement Agreement dated, September 25, 1996 between the Company and The Peregrine Group filed as Exhibit to the registrant's Form 10, is incorporated herein by reference

10.18 Compensation Release Agreement dated September 19, 1997 between the Company and Richard D. Ekstrom relative to the cancellation of the Share Repurchase Agreement and the issuance of 145,000 shares of the Company's Restricted Stock filed as Exhibit to the registrant's Form 10, is incorporated herein by reference

10.19 Settlement Agreement and Mutual Release between the Company and James Ladd dated December 31, 1996 with subsequent Letter Agreement of December 31, 1997 between the Company and James Ladd filed as Exhibit to the registrant's Form 10, is incorporated herein by reference

10.20 1998 Stock Option Plan filed as Exhibit to the registrant's Form 10, is incorporated herein by reference

10.21 Sample Employee Nondisclosure, Noncompete and Developments Agreement filed as Exhibit to the registrant's Form 10, is incorporated by reference

10.22 Settlement Agreement, dated September 17, 1996, between the Company and John Bridwell filed as Exhibit to the registrant's Form 10, is incorporated herein by reference

10.23 Stock Option Agreement dated February 19, 1999 filed as Exhibit to the registrant's Form 10, is incorporated herein by reference

     a)  Konrad M. Weis, Ph.D.

     b)  John Bridwell

     c)  James Colker

10.24 Assignment of Option dated May 1, 1999 by and among James Colker, CEO Venture Fund III and Demegen, Inc. filed as Exhibit to the registrant's Form 10, is incorporated herein by reference

10.25 Stock Option Agreement dated May 24, 1999 with Robert E. Hannan filed as Exhibit to the registrant's Form 10-KSB for the year ended September 30, 1999, is incorporated herein by reference

10.26 James E. Thornton Termination Agreement dated August 23, 1999 filed as Exhibit to the registrant's Form 10-KSB for the year ended September 30, 1999, is incorporated herein by reference

10.27 Stock Option Agreement dated November 19, 1999 with Jerry B. Hook filed as Exhibit to the registrant's Form 10-KSB for the year ended September 30, 1999, is incorporated herein by reference

10.28    Employment Agreement, dated March 6, 2000, between the Registrant and
         S. Robert Fatora filed as Exhibit to the registrant's Quarterly Report on Form 10-QSB, for the quarter ended March 31, 2000 is incorporated herein by reference

23.1     Consent of Ernst & Young LLC

23.2     Consent of Buchanan Ingersoll (included in opinion filed as Exhibit
         5.1)

24       Power of Attorney

99.1 Option Agreement between Demegen, Inc. and Periodontix, Inc., dated February 16, 2001, filed as Exhibit to the registrant's Current Report on Form 8-K dated February 20, 2001 is incorporated herein by reference

99.2 License Agreement between Demegen, Inc. and Periodontix, Inc., dated February 8,

         2001, filed as Exhibit to the registrant's Current Report on Form 8-K dated February 20, 2001 is incorporated herein by reference

99.3 Form of Asset Purchase Agreement between Demegen, Inc. and Periodontix, Inc., filed as Exhibit to the registrant's Current Report on Form 8-K dated February 20, 2001 is incorporated herein by reference

99.4 Form of Demegen Warrant, filed as Exhibit to the registrant's Current Report on Form 8-K dated February 20, 2001 is incorporated herein by reference

99.5 Escrow Agreement between Demegen, Inc. and Periodontix, Inc., dated February 16, 2001, filed as Exhibit to the registrant's Current Report on Form 8-K dated February 20, 2001 is incorporated herein by reference

* Certain portions of this exhibit have been omitted based upon a request for Confidential Treatment. The non-public information has been filed with the Commission.


ITEM 28 - UNDERTAKINGS

The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13 (a) or section 15 (d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Company hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registrant
Statement: (i) to include any prospectus required by section 10 (a) (3) of the Securities Act of 1933; (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement.

Provided, however, that the undertaking set forth in the above paragraph under clauses (i) and (ii) thereof shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15 (d) of the Securities Act of 1934.

The undersigned Company hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Company hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remains unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the provisions set forth under Item 15 hereof, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Company hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 and Rule 14c-3 under Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Registration S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.